Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 19, 2011

Among

MATADOR RESOURCES COMPANY,

as Borrower,

COMERICA BANK

as Administrative Agent, Syndication and

Documentation Agent and Issuing Lender

and

THE LENDERS SIGNATORY HERETO

i

Exhibits

A	Mortgaged Properties
B	Revolving Note
C	Term Loan Note
D	Compliance Certificate
E	Security Instruments
F	Pledge Agreement
G	Assignment and Acceptance
H	Guaranty
I	Borrowing, Conversion and Confirmation Notice
J	Term Loan Rate Request

Schedules

Schedule 1.1	Existing Letters of Credit
Schedule 1.2	Lenders’ Revolving Credit Commitment and Term Loan Percentage
Schedule 9(b)	Off Balance Sheet Liabilities
Schedule 9(c)	Litigation
Schedule 9(i)	Taxes
Schedule 9(j)	Title Exceptions
Schedule 9(m)	Subsidiaries
Schedule 9(n)	Location of Business and Offices
Schedule 9(p)	Environmental Matters
Schedule 9(r)	Insurance Certificates
Schedule 9(s)	Commodity Hedging Agreements
Schedule 9(w)	Gas Imbalances
Schedule 9(x)	Name Changes
Schedule 9(y)	Taxpayer Identification Number
Schedule 9(z)	State of Formation
Schedule 9(dd)	Filing Offices
Schedule 12(a)	Debt
Schedule 12(b)	Liens
Schedule 12(c)	Investments

ii

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (as may be amended, restated, supplemented, or modified from time to time, this “Agreement”) executed as of May 19, 2011, by and between Matador Resources Company, a Texas corporation (hereinafter referred to as the “Borrower”), each of the lenders listed on the signature pages hereof or which pursuant to Section 15(f) becomes a “Lender” hereunder (each individually, a “Lender” and collectively, the “Lenders”), Comerica Bank, a Texas banking association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”), Comerica Bank, as Issuing Lender (in such capacity, together with its successors in such capacity, the “Issuing Lender”) and Comerica Bank, as Syndication and Documentation Agent (in such capacity, together with its successors in such capacity, the “Arranger”).

WITNESSETH:

A. The Borrower, the Agent and the lenders party thereto executed that certain Credit Agreement dated as of March 20, 2008 (as has been amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), whereby the lenders thereto made certain loans to and extensions of credit on behalf of the Borrower;

B. The Borrower has requested that the Lenders amend and restate the Existing Credit Agreement and provide certain loans to and extensions of credit on behalf of the Borrower, and the Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement;

C. This amendment and restatement is in extension and renewal, and not in extinguishment or novation, of the indebtedness outstanding under the Existing Credit Agreement, it being acknowledged and agreed by the Borrower that the Obligations under this Agreement constitute an extension, renewal, increase and ratification of the outstanding indebtedness under the Existing Credit Agreement; and

D. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

1. Definitions. (a) When used herein, the terms “Agent,” “Agreement,” “Arranger,” “Borrower,” “Existing Credit Agreement”, “Issuing Lender,” and “Lender(s)” shall have the meanings indicated above. When used herein, the following terms shall have the following meanings:

Additional Costs - Shall have the meaning assigned to such term in Section 5(a).

Advance - Shall mean a borrowing requested by the Borrower and made by the Lenders under this Agreement, including any refunding of an outstanding Advance as the same Type of Advance or the conversion of any such outstanding Advance to another Type of Advance, and shall include an Advance made as a Base Rate Loan and an Advance made as a Eurodollar Loan.

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Affected Loans - Shall have the meaning assigned to such term in Section 5(i).

Affiliate - As to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 30% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

Agent’s Office - Shall mean the office of the Agent, presently located at 1717 Main Street, 4th Floor, Dallas, Texas 75201.

Applicable Lending Office - Shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other offices of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

Applicable Margin - Shall mean, (a) with respect to the Term Loan, 500 bps per annum and (b) with respect to the Revolving Loans, the applicable per annum percentage (expressed in basis points or “bps”, 100 bps=1%), set forth at the appropriate intersection in the table shown below, based on the Borrowing Base Utilization as in effect from time to time:

Tiers	Borrowing Base Utilization	Applicable Margin
		Eurodollar Loans	Base Rate Loans	Unused Facility Fee
Tier 1	Less than 50%	125.0 bps	0.0 bps	25.0 bps
Tier 2	Greater than or equal to 50%, but less than 75%	150.0 bps	0.0 bps	25.0 bps
Tier 3	Greater than or equal to 75%, but less than 90%	162.5 bps	0.0 bps	37.5 bps
Tier 4	Greater than or equal to 90%, but less than or equal to 100%	187.5 bps	0.0 bps	37.5 bps

The Applicable Margin with respect to any particular date shall be based upon the Borrowing Base Utilization on that date and shall remain in effect until the date preceding the effective date of a change in the Borrowing Base Utilization which would result in the application of another tier of the Applicable Margin. Notwithstanding anything to the contrary contained herein, the Applicable Margin with respect to all

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Revolving Loans shall be 187.5 basis points per annum and, subject to Section 5(i) hereof, all Revolving Loans shall be Eurodollar Loans, in each case, until payment in full of the Term Loan.

ASC 815 - The Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board.

Assignee - As defined in Section 15(f)(ii).

Assignment - Shall have the meaning assigned such term in Section 15(f)(ii).

Assignor - As defined in Section 15(f)(ii).

Base Rate - Shall mean, with respect to any Base Rate Loan, for any day, the higher of (a) the Federal Funds Rate for any such day plus 1% or (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

Base Rate Loans - Shall mean Revolving Loans that bear interest at rates based upon the Base Rate.

Borrowing Base - The value assigned by the Revolving Lenders from time to time to the Mortgaged Properties pursuant to Section 6 of this Agreement.

Borrowing Base Utilization - Shall mean the sum of (a)(i) the aggregate outstanding principal amount of the Revolving Loans plus (ii) the aggregate face amount of all undrawn and uncancelled Letters of Credit, plus (iii) the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed, divided by (b) the Borrowing Base.

Borrowing Date - The date elected by the Borrower pursuant to Section 2(c) hereof for an Advance.

Borrowing, Conversion and Confirmation Notice - Shall mean that certain notice in substantially the form of Exhibit I.

Business Day - Shall mean any day other than a Saturday, Sunday or holiday on which the Agent is open for all or substantially all of its domestic and international commercial banking business (including dealings in foreign exchange) in Dallas, Texas, and, if the applicable day relates to the Eurodollar-based Rate, any Interest Period, or any notice with respect to the Eurodollar-based Rate or any Interest Period, also a day on which dealings in Dollar deposits are also carried on in the London interbank market and on which banks are open for business in London.

Cash Collateral Account Agreement - Shall mean the cash collateral account agreement (whether one or more) between the Borrower, its Subsidiaries and the Agent, in form and substance satisfactory to the Agent covering and granting a perfected, first

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priority security interest to the Agent, for the benefit of the Lenders, in the cash collateral, and subject only to Liens or any other encumbrances satisfactory to Agent.

Change of Control - Means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of a majority or more of each class of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided, however, such “group” shall not consist of any existing “group” of shareholders (or the members thereof) that may be deemed to beneficially own more than a majority of any class of voting equity securities of the Borrower pursuant to existing voting agreements or otherwise. The term “Change of Control” shall not include any transaction permitted under Section 12(h) hereof.

Closing Date - The date on which the conditions precedent set forth in Section 10 have been satisfied.

Code - Shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

Collateral - Shall mean all the assets of the Borrower and each Guarantor, now owned or hereafter acquired, upon which a Lien is created by any Security Instrument.

Commitment Percentage - As to any Revolving Lender at any time, the percentage which such Revolving Lender’s Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Revolving Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding).

Commodity Hedging Agreement - A commodity hedging or purchase agreement or similar arrangement entered into with the intent of protecting against fluctuations in commodity prices or the exchange of notional commodity obligations, either generally or under specific contingencies, including any such agreements entered into with the Agent prior to the Closing Date.

Compliance Certificate - Shall mean a certificate substantially in the form of Exhibit D.

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Consolidated Net Income - Shall mean with respect to the Borrower and its Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Subsidiary has an interest which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Subsidiaries in accordance with GAAP, except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower or to a Subsidiary, as the case may be; (b) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (c) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets.

Current Assets - The total of the Borrower’s current assets, determined in accordance with GAAP except as provided herein with respect to ASC 815 and any subsequent amendments thereto, at the time of any determination thereof, plus the Unused Availability at such time; for purposes of this definition, “Current Assets” shall not include the amount of any non-cash items resulting from the application of ASC 815 or the fair value of any Commodity Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective).

Current Liabilities - The total of the Borrower’s current liabilities, determined in accordance with GAAP (except as provided herein with respect to ASC 815), at the time of any determination thereof, less current maturities under this Agreement at such time; for purposes of this definition, “Current Liabilities” shall not include any non-cash items resulting from the requirements of ASC 815 or the fair value of any Commodity Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective), or any liability resulting from the accounting for stock option expense.

Debt - Shall mean, for any Person the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, but excluding interest, fees and charges); (b) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money and other than accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than ninety (90) days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor); (d) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise including principal but excluding interest, fees and charges); (e) all obligations under operating leases which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, based on the purchase price or appraisal value of the Property subject to such lease plus a marginal interest rate, and

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used primarily as a financing vehicle for, or to monetize, such Property; (f) all Debt (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver or sell Hydrocarbons in consideration of advance payments, as disclosed by Section 11(g)(iii); (j) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock; and (k) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; provided, however, the items described in clauses (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k) shall only constitute part of Debt if and to the extent the aggregate amount of obligations described in such clauses exceeds $1,000,000.

Debt to EBITDA Ratio - Shall mean, for each fiscal quarter ending on or after March 31, 2008, the ratio of (a) Borrower’s and its Subsidiaries’ Debt on such date, consolidated in accordance with GAAP to (b) EBITDA for the four fiscal quarters ending on such date; provided that the Debt to EBITDA Ratio shall be calculated based on annualized data for fiscal quarters ending during 2011, as follows: (i) EBITDA for the fiscal quarter ended March 31, 2011, shall be multiplied by four, (ii) EBITDA for the two fiscal quarters ending June 30, 2011, shall be multiplied by two, (iii) EBITDA for the three fiscal quarters ending September 30, 2011, shall be multiplied by four and divided by three.

Default - Any event or condition which would with the passage of time or notice or both become an Event of Default.

Default Rate - Shall mean, in respect of any principal of any Loan or any other amount payable by the Borrower under this Agreement or any other Loan Document, a rate per annum during the period commencing on the date of occurrence of an Event of Default until such amount is paid in full or all Events of Default are cured or waived equal to three percent (3%) per annum above the Base Rate as in effect from time to time plus the Applicable Margin (if any), but in no event to exceed the Maximum Rate; provided, however, for a Eurodollar Loan, the “Default Rate” for such principal shall be, for the period commencing on the date of occurrence of an Event of Default and ending on the earlier to occur of the last day of the Interest Period therefor or the date all Events of Default are cured or waived, three percent (3%) per annum above the interest rate for such Loan as provided in Section 3(b)(ii), but in no event to exceed the Maximum Rate.

Dollars and $ - Dollars in lawful currency of the United States of America.

Eagle Ford Acquisition - The acquisition of certain Oil and Gas Properties pursuant to the terms and conditions of the Eagle Ford Acquisition Documents.

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Eagle Ford Acquisition Documents - The Purchase, Sale and Participation Agreement dated May 16, 2011, by and between Orca ICI Development, JV, as seller, and the Borrower, as buyer, and each other agreement executed or delivered in connection therewith.

EBITDA - Shall mean, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, taxes, depreciation, depletion, amortization, and accretion of asset retirement obligations. The term “EBITDA” shall exclude (a) any non-cash revenue or expense associated with hedging contracts resulting from ASC 815 and (b) any non-cash income, gain, loss or expense arising from the issuance of stock options or restricted stock, to the extent such items are included in Consolidated Net Income.

Environmental Laws - Shall mean any and all Governmental Requirements pertaining to public health or the environment in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the OPA, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. As used in Sections 9(p) and 11(d), the term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (a) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

Environmental Lien - A Lien in favor of any court, governmental agency or instrumentality or any other person (a) for any liability under any Environmental Law or (b) for damages arising from, or costs incurred by such court or governmental agency or instrumentality or other person in response to, a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.

ERISA - Shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

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ERISA Affiliate - Shall mean each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

ERISA Event - Shall mean (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

Eurodollar Loans - Shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of “Eurodollar-based Rate”.

Eurodollar-based Rate - Shall mean, with respect to the applicable Interest Period and applicable Eurodollar Loan, the quotient of the following: (a) the Eurodollar Rate; divided by (b) a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate during such Interest Period at which the Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as the Agent is required to maintain reserves against a category of liabilities which includes Eurodollar deposits or includes a category of assets which includes Eurodollar Loans, the rate at which such reserves are required to be maintained on such category.

Eurodollar Rate - Shall mean, with respect to any Obligations outstanding under this Agreement at the Eurodollar-based Rate, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Interest Period for such Obligations, commencing on the first day of such Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 10:00 a.m. (Texas time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “Eurodollar Rate” shall be determined by reference to such other publicly available service for displaying Eurodollar rates as may be agreed upon by the Agent and the Borrower, or, in the absence of such agreement, the “Eurodollar Rate” shall, instead, be the per annum rate equal to the average of the rates at which the Agent is offered dollar deposits at or about 10:00 a.m. (Texas time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period in the interbank Eurodollar market in an amount comparable to the principal amount of the respective Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Interest Period.

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Event of Default - The term “Event of Default” is used herein as defined in Section 13 hereof.

Excluded Taxes - Shall have the meaning assigned to such term in Section 4(e)(i).

Existing Letters of Credit - Shall mean letters of credit outstanding on the Closing Date listed on Schedule 1.1 hereto.

Federal Funds Rate - For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

Financial Statements - Balance sheets, income statements, statements of cash flows, and appropriate footnotes and schedules, prepared in accordance with GAAP.

Form W-8BEN Certification - As defined in Section 4(e)(iv).

Form W-8ECI Certification - As defined in Section 4(e)(iv).

GAAP - Generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial conditions, and the results of operations and changes in financial position, of the Borrower, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee or such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed.

Governmental Authority - Shall include the country, the state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Borrower, its Subsidiaries or any of their Property or the Agent or any Lender or any Applicable Lending Office.

Governmental Requirement - Shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having

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the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

Guarantor - Shall mean, individually and collectively, (a) each and every domestic Subsidiary of the Borrower now or hereafter created, acquired or otherwise owned, directly or indirectly, by the Borrower and (b) each other Person executing a Guaranty in favor of the Lenders.

Guaranty - Shall mean each guaranty agreement (or ratification thereof) executed by a Guarantor in substantially the same form as Exhibit H attached hereto, as may be amended, modified, restated or supplemented from time to time.

Hydrocarbon Interests - Shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

Hydrocarbons - Shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

Indemnified Parties - Shall have the meaning assigned to such term in Section 15(c)(i)(B).

Indemnity Matters - shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

Interest Option - The option, exercisable from time to time by the Borrower, to designate portions of the unpaid principal balance of Revolving Loans as Base Rate Loans or Eurodollar Loans.

Interest Period - Shall mean a period of one (1) month, two (2) months, three (3) months, six (6) months or twelve (12) months with respect to any Advance of Loans, commencing on the day an Advance is made as a Eurodollar Loan or on the effective date of an election of the Eurodollar-based Rate hereunder, as applicable, provided that any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that (a) if the next succeeding Business Day falls in another calendar month, the Interest Period shall end on the next preceding Business Day, (b) when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month and (c) an Interest Period must end on a date on or before the Maturity Date with respect to any Advance of

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Revolving Loans or the Term Loan Maturity Date with respect to any Advance of the Term Loan.

Lender Termination Date - Shall have the meaning assigned to such term in Section 5(l)(iii).

Letter of Credit Agreements - Shall mean the written applications and agreements of the Borrower with the Issuing Lender executed in connection with the issuance by the Issuing Lender of the Letters of Credit, such applications and agreements to be on the Issuing Lender’s customary form for letters of credit of comparable amount and purpose as from time to time in effect or as otherwise agreed to by the Borrower and the Issuing Lender. Such agreements shall contain the reimbursement obligations of the Borrower pertaining to the corresponding Letters of Credit.

Letter of Credit Commitment - Shall mean at any time 10% of the Borrowing Base.

Letter of Credit Exposure - Shall mean, at any time, the aggregate undrawn maximum face amount of all Letters of Credit outstanding at such time and the aggregate amount of all unreimbursed drawings made under Letters of Credit.

Letters of Credit - Shall mean the letters of credit issued by Issuing Lender on behalf of the Borrower pursuant to Section 2(e) (and shall include the Existing Letters of Credit). “Letter of Credit” shall mean any one of the Letters of Credit.

Lien - Shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

Loan - Any loan made by a Lender pursuant to this Agreement.

Loan Documents - This Agreement, any Notes, the Guarantees, Letter of Credit Agreements, Letters of Credit, the Security Instruments, and any other agreements, instruments and documents executed pursuant to this Agreement.

Loan Parties - Shall mean collectively the Borrower and each Guarantor.

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Material Adverse Effect - Any material and adverse effect on (a) the assets or properties, liabilities, financial condition, business, operations or affairs of the Borrower, the Borrower and its Subsidiaries taken as a whole, or the Mortgaged Properties, as the case may be, from those reflected in the Financial Statements of the Borrower prepared as at September 30, 2010, or in the most current Financial Statements of the Borrower in the possession of the Agent or from the facts represented or warranted in this Agreement or any other Loan Document, or (b) the ability of the Borrower and its Subsidiaries to carry on its business or to meet its obligations under the Notes, this Agreement or the other Loan Documents on a timely basis.

Maturity Date - March 20, 2013.

Maximum Line Amount - $150,000,000.00.

Maximum Rate - Shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time may be contracted for, taken, reserved, charged or received on the Notes or on any other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. If such Maximum Rate of interest changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to the Borrower from time to time as of the effective date of each change in such Maximum Rate. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Maximum Rate, the Lenders elect to determine the applicable rate ceiling under such Chapter based on the weekly ceiling from time to time in effect. The Maximum Rate shall be computed on the basis of a 360 day year consisting of twelve 30 day months.

Mortgage - Shall mean, whether one or more, each mortgage, deed of trust, assignment of production, security agreement and financing statement or amendment thereto executed by the Borrower or any Guarantor, dated effective as of the Closing Date, or as to properties acquired after the Closing Date, executed by the Borrower or any Guarantor, as applicable, and granting a Lien in favor of the Agent to secure the Obligations in the Oil and Gas Properties, now owned or hereafter existing, of the Borrower and the Guarantors, as from time to time may be amended, supplemented, restated or otherwise modified.

Mortgaged Properties - All of the right, title and interest of the Borrower in and to those Oil and Gas Properties described on Exhibit A hereto and in and to those Oil and Gas Properties, whether now owned or hereafter acquired, in which a Lien is created by any Security Instrument in favor of the Agent for the benefit of the Lenders, whether executed prior to, contemporaneous with or after the execution of this Agreement.

Notes - The Notes described in Section 3 hereof.

Notice of Termination - Shall have the meaning assigned to such term in Section 5(l)(i).

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Obligations - Shall mean all indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders, any of the Lenders’ Affiliates, the Agent, the Arranger, or the Issuing Lender, individually or collectively, under any Loan Document or Commodity Hedging Agreement, whether existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, including interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceedings, and all renewals, extensions, refinancings and replacements for the foregoing.

Oil and Gas Properties - Shall mean Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

OPA - Shall mean the Oil Pollution Act which can be found at 33 U.S.C. § 27.01 et seq.

Other Taxes - Shall have the meaning assigned to such term in Section 4(e)(ii).

Participant - As defined in Section 15(f)(iii).

PBGC - Shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

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Permitted Liens - (a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action, diligently conducted, by or on behalf of the Borrower, provided that appropriate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age, pension or public liability obligations; (c) vendors’, carriers’, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate action, diligently conducted, by or on behalf of the Borrower, provided that appropriate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (d) Liens in favor of operators and non-operators incurred pursuant to an operating or joint operating agreement entered into in the ordinary course of business and securing the payment of obligations which are not yet due or which are being contested by the Borrower in good faith; (e) Environmental Liens which are being contested in good faith by appropriate proceedings and which cannot rank in priority above the Liens of the Lenders; (f) purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Loan Parties in the ordinary course of business prior to or at the time of such Loan Party’s acquisition of such equipment; provided that, the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisitions of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other assets of the Loan Parties, and (iii) is not increased in amount; (g) royalties, overriding royalties, net profits interests, production payments, reversionary interest, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Loan Parties warranted in the Security Instruments; (h) operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Loan Parties warranted in the Security Instruments, to the extent that any such Lien referred to in this clause does not materially impair the use of the Oil and Gas Property covered by such Lien for the purposes for which such Oil and Gas Property is held by any Loan Party or materially impair the value of such Oil and Gas Property subject thereto; and (i) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Loan Parties or materially detract from the value or use of the Oil and Gas Properties to which they apply.

Person - An individual, partnership, corporation, limited liability company, business trust, joint venture, trust, unincorporated association, Governmental Authority or other entity of whatever nature.

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Plan - Shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any Subsidiary or an ERISA Affiliate or (b) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Borrower, any Subsidiary or an ERISA Affiliate.

Pledge Agreement - Shall mean, whether one or more, each pledge and security agreement (or ratification thereof) in substantially the form attached hereto as Exhibit F executed by the Borrower, dated effective as of the Closing Date, or as to interests acquired after the Closing Date, executed by the Borrower, as applicable, and granting a security interest in favor of the Agent to secure the Obligations in the ownership interests in the present and future Subsidiaries of the Borrower, as from time to time may be amended, supplemented, restated or otherwise modified.

Prime Rate - Shall mean that annual rate of interest which is equal to the greater of the annual rate of interest designated by Comerica Bank (or, at its option, the Agent) as its Prime Rate which is changed by Comerica Bank from time to time or a variable per annum rate of interest determined from day to day which equals the sum of 1% plus the Federal Funds Rate. Comerica Bank’s Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by Comerica Bank (or the Agent, as applicable) to any of its customers. Comerica Bank (or the Agent, as applicable) may make commercial loans at rates of interest at, above or below its Prime Rate.

Proceeds - Shall have the meaning assigned to such term in Section 11(j)(i).

Property or Properties - Shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchasers - Shall have the meaning assigned to such term in Section 11(j)(i).

Regulatory Change - Shall mean, with respect to any Lender, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders that includes such Lender or its Applicable Lending Office under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

Replacement Lenders - Shall have the meaning assigned to such term in Section 5(l)(ii).

Reported Month - Shall have the meaning assigned to such term in Section 11(a)(x).

Required Lenders – At any time, as of any date of determination, means (a) Lenders holding more than 50% of the sum of (i) the Maximum Line Amount plus (ii) the aggregate amount of the Term Loan outstanding or, (b) if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the Issuing Lender to

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issue Letters of Credit have been terminated pursuant to Section 13(b), Lenders holding in the aggregate more than 50% of the sum of (i) the aggregate Revolving Loans outstanding plus Letter of Credit Exposure (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Revolving Lender for purposes of this definition) plus (ii) the aggregate amount of the Term Loan outstanding; provided that the commitment of, and the portion of the Loans outstanding plus Letter of Credit Exposure held or deemed held by, any Lender not in compliance with this Agreement shall be excluded for purposes of making a determination of Required Lenders, provided, however, in the event that there are more than one Lender under this Agreement at any one time, “Required Lenders” shall mean, as of any date of determination, at least two of the Lenders.

Required Revolving Lenders - At any time, as of any date of determination, means (a) Revolving Lenders holding more than 50% of the Maximum Line Amount or, (b) if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the Issuing Lender to issue Letters of Credit have been terminated pursuant to Section 13(b), Revolving Lenders holding in the aggregate more than 50% of the aggregate Revolving Loans outstanding plus Letter of Credit Exposure (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Revolving Lender for purposes of this definition); provided that the commitment of, and the portion of the Revolving Loans outstanding plus Letter of Credit Exposure held or deemed held by, any Revolving Lender not in compliance with this Agreement shall be excluded for purposes of making a determination of Required Revolving Lenders, provided, however, in the event that there are more than one Revolving Lender under this Agreement at any one time, “Required Revolving Lenders” shall mean, as of any date of determination, at least two of the Revolving Lenders.

Required Payment - Shall have the meaning assigned to such term in Section 4(c).

Reserve Report - Shall mean a report, in form and substance satisfactory to the Agent, setting forth, with respect to each Scheduled Redetermination Date (or any Unscheduled Redeterminations); (a) the proven Hydrocarbon reserves attributable to the Borrower’s and Guarantor’s Oil and Gas Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions determined by Agent at the time and (b) such other related information as the Agent may reasonably request.

Responsible Officer - Shall mean, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term “Responsible Officer” shall include the Chief Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

Revolving Credit Commitment - As to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans to the Borrower hereunder in an

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aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 1.2, as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

Revolving Lenders - The financial institutions from time to time parties hereto as Lenders of the Revolving Loans.

Revolving Loan(s) - The revolving Loan(s) described in Section 2(a) hereof.

Scheduled Redetermination Date - Shall mean each May 1 and November 1 of each year.

Security Instruments - The term Security Instruments is used collectively herein to mean (a) each Mortgage covering the Mortgaged Properties, (b) each Pledge Agreement covering ownership interests in present and future Subsidiaries of the Borrower, and (c) all other agreements or instruments now or hereafter executed and delivered by the Borrower, any Subsidiary or any other Person in connection with, or as security for the payment or performance of the Notes, this Agreement, or any Obligations.

Subsidiary - Shall mean any corporation or other legally formed entity of which at least a majority of the outstanding shares of stock or other ownership interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such entity (irrespective of whether or not at the time stock or any other ownership interest of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by another Person or one or more of such Person’s Subsidiaries or by such Person and one or more of its Subsidiaries. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

Taxes - Shall have the meaning assigned to such term in Section 4(e)(i).

Terminated Lender - Shall have the meaning assigned to such term in Section 5(l)(i).

Term Loan - The term Loan to be made to the Borrower by the Term Loan Lenders pursuant to Section 2(b) hereof, in the aggregate principal amount of Twenty-Five Million and No/100 Dollars ($25,000,000).

Term Loan Lenders - The financial institutions from time to time parties hereto as Lenders of the Term Loan.

Term Loan Maturity Date - December 31, 2011.

Term Loan Percentage - means with respect to any Term Loan Lender, the percentage specified opposite such Term Loan Lender’s name in the column entitled

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“Term Loan Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

Term Loan Rate Request - Shall mean that certain request in substantially the form of Exhibit J.

Tranche - The collective reference to Eurodollar Loans in the then current Interest Period with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day). Tranches may be referred to as “Eurodollar Tranches”.

Type - A Revolving Loan made as a Base Rate Loan or a Revolving Loan made as a Eurodollar Loan.

Unscheduled Redeterminations - As defined in Section 6(b).

Unused Availability - The excess, if any, of (a) the lesser of (i) the Borrowing Base less Letter of Credit Exposure or (ii) the Maximum Line Amount less Letter of Credit Exposure minus (b) the aggregate Revolving Loans then outstanding.

Unused Facility Fee - Shall mean the fee payable to the Agent for the account of each Revolving Lender pursuant to Section 2(j)(i).

Weighted Percentage - With respect to each Lender, a percentage calculated as follows:

(a) as to such Lender, so long as the Revolving Credit Commitment of each Revolving Lender has not been terminated (whether by maturity, acceleration or otherwise), its weighted percentage calculated by dividing (i) the sum of (x) its Revolving Credit Commitment plus (y) its Term Loan Percentage of the Term Loan outstanding, by (ii) the sum of (x) the Maximum Line Amount plus (y) the aggregate amount of the Term Loan outstanding; and

(b) as to such Lender, if the Revolving Credit Commitment of each Revolving Lender has been terminated (whether by maturity, acceleration or otherwise), its weighted percentage calculated by dividing (i) the sum of (x) its Commitment Percentage of the aggregate Revolving Loans outstanding plus the Letter of Credit Exposure held or deemed held by such Lender plus (y) its Term Loan Percentage of the Term Loan outstanding, by (ii) the sum of (x) the aggregate amount of Revolving Loans outstanding plus (y) the aggregate amount of the Term Loan outstanding.

(b) Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

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The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears, unless the context indicates otherwise.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(vi) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(c) Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements, except as otherwise specifically prescribed herein.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) Rounding. Any financial ratios required to be maintained by the Borrower or any Subsidiary pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more

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than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

(e) References to Agreements and Laws. Unless otherwise expressly provided herein, (i) references to organization documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (ii) references to any law shall include all statutory and regulatory provisions and rulings consolidating, amending, replacing, supplementing or interpreting such law.

(f) Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

(g) Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Agreement therefor, whether or not such maximum face amount is in effect at such time.

2. Loans.

(a) Revolving Loans. On the terms and conditions hereinafter set forth and provided that no Default or Event of Default has occurred, each Revolving Lender severally agrees to make, from time to time prior to the Maturity Date, Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the amount of such Revolving Lender’s Revolving Credit Commitment; provided, however that no Revolving Lender shall make any Revolving Loans if, after giving effect thereto, the sum of all Revolving Loans plus Letter of Credit Exposure (in each case, after giving effect to the Revolving Loans requested to be made and Letters of Credit to be issued on such date) exceed the lesser of (i) the Borrowing Base in effect at such time and (ii) the Maximum Line Amount. Subject to the terms of this Agreement, during the period from the Closing Date to and up to, but excluding, the Maturity Date, the Borrower may borrow, repay and reborrow the amount described in this Section 2(a).

(b) Term Loan. On the terms and conditions hereinafter set forth, each Term Loan Lender, severally and for itself alone, agrees to lend to the Borrower, in a single disbursement in Dollars on the Closing Date an amount equal to such Term Loan Lender’s Term Loan Percentage of the Term Loan. There shall be no readvance or reborrowing of any amount under the Term Loan.

(c) Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments from the Closing Date until the Maturity Date on any Business Day, provided that the Borrower shall give the Agent irrevocable notice in the form of a Borrowing, Conversion and Confirmation Notice (or telephonic notice promptly confirmed by such written notice) which notice shall be irrevocable and must

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be received by the Agent prior to 11:00 a.m., Central time, (a) two Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date for Base Rate Loans, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $100,000 or a whole multiple of $50,000 in excess thereof (or, if the remaining balance of the aggregate Revolving Credit Commitment is less, than $100,000, such lesser amount) and (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the Agent’s Office prior to 10:00 a.m., Central time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent crediting the account of the Borrower on the books of the Agent with the aggregate of the amounts made available to the Agent by the Revolving Lenders and in like funds as received by the Agent.

(d) Term Loan Rate Requests. The Borrower may continue any Advance of the Term Loan as a Eurodollar Loan until one month prior to the Term Loan Maturity Date, provided that the Borrower shall give the Agent irrevocable notice in the form of a Term Loan Rate Request (or telephonic notice promptly confirmed by such written notice) which notice shall be irrevocable and must be received by the Agent prior to 11:00 a.m., Central time, two Business Days prior to the requested continuation date of such Advance specifying the amount of such Advance and the requested Interest Period therefor. If a Term Loan Rate Request is not timely received from the Borrower, such Advance shall be continued as a Eurodollar Loan with an Interest Period of one month. Upon receipt of any Term Loan Rate Request from the Borrower, the Agent shall promptly notify each Term Loan Lender thereof. No Advance of the Term Loan shall have an Interest Period ending after the Term Loan Maturity Date, and, notwithstanding anything to the contrary contained herein, the Agent may select an Interest Period for any Advance of the Term Loan such that the Borrower may make the required principal payments hereunder on a timely basis and otherwise in accordance with this Agreement.

(e) Letters of Credit. During the period from and including the Closing Date to, but excluding, the Maturity Date, the Issuing Lender, as issuing bank for the Revolving Lenders, agrees to extend credit for the account of the Borrower at any time and from time to time by issuing, renewing, extending or reissuing Letters of Credit; provided, however, the Letter of Credit Exposure at any one time outstanding shall not exceed the lesser of (i) the Letter of Credit Commitment or (ii) the Maximum Line Amount, as then in effect, minus the aggregate principal amount of all Revolving Loans then outstanding. The Revolving Lenders shall participate in such Letters of Credit according to their respective Commitment Percentage. Each of the Letters of Credit shall

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(i) be issued by the Issuing Lender, (ii) be in the face amount of not less than $10,000, (iii) contain such terms and provisions as are reasonably required by the Issuing Lender, (iv) be for the account of the Borrower and (v) expire not later than thirteen (13) months from issuance or five days before the Maturity Date.

(f) Letters of Credit Procedure. The Borrower shall give the Issuing Lender (which shall promptly notify the Revolving Lenders of such request and their Commitment Percentage of such Letter of Credit), a Letter of Credit Agreement to be received by the Issuing Lender not later than 11:00 a.m. Central time not less than three Business Days prior thereto of each request for the issuance, and at least thirty (30) Business Days prior to the date of the renewal or extension, of a Letter of Credit hereunder which request shall specify (i) the amount of such Letter of Credit, (ii) the date (which shall be a Business Day) such Letter of Credit is to be issued, renewed or extended, (iii) the duration thereof, (iv) the name and address of the beneficiary thereof, (v) the form or type of the Letter of Credit and (vi) such other information as the Agent or the Issuing Lender may reasonably request, all of which shall be reasonably satisfactory to the Agent and the Issuing Lender, provided, however, in connection with the request for the initial issuance of a Letter of Credit, the Borrower may request that the Letter of Credit will be automatically renewed for similar successive periods of time unless and until the Borrower provides a notice no later than 10 days prior to its expiration to the Issuing Lender that the Letter of Credit should not be renewed. Notwithstanding anything to the contrary contained herein, no Letter of Credit shall be renewed for a similar successive period of time if its expiration is later than five days before the Maturity Date. Subject to the terms and conditions of this Agreement, on the date specified for the issuance, renewal or extension of a Letter of Credit, the Issuing Lender shall issue, renew or extend such Letter of Credit to the beneficiary thereof. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

In the event of any conflict between any provision of a Letter of Credit Agreement and this Agreement, the Borrower, the Issuing Lender, the Agent and the Revolving Lenders hereby agree that the provisions of this Agreement shall govern.

The Issuing Lender will send to the Borrower and each Revolving Lender, immediately upon issuance of any Letter of Credit, or an amendment thereto, a true and complete copy of such Letter of Credit, or such amendment thereto.

(g) Letter of Credit Fees.

(i) The Borrower agrees to pay the Agent, for the account of the Issuing Lender (to the extent provided in clause (ii) below) and each Revolving Lender, commissions for issuing the Letters of Credit on the daily average outstanding of the maximum liability of the Issuing Lender existing from time to time under such Letter of Credit (calculated separately for each Letter of Credit) at the Applicable Margin from time to time in effect with respect to Revolving Loans that are Eurodollar Loans, provided that each Letter of Credit shall bear a minimum commission of $500.00. Each Letter of Credit shall be deemed to be

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outstanding up to the full face amount of the Letter of Credit until the Issuing Lender has received the canceled Letter of Credit or a written cancellation of the Letter of Credit from the beneficiary of such Letter of Credit in form and substance acceptable to the Issuing Lender, or for any reductions in the amount of the Letter of Credit (other than from a drawing), written notification from the beneficiary of such Letter of Credit. Such commissions are payable quarterly in arrears on the first day of each fiscal quarter of each year.

(ii) The Issuing Lender, for its own account, shall retain 12.5% of the amount of each fee payment described in clause (i) above as an issuing fee, and the Agent shall pay to the Revolving Lenders pro rata the remaining 87.5% of each such fee payment.

(iii) Upon each transfer of any Letter of Credit to a successor beneficiary in accordance with its terms, the Borrower shall pay to the Issuing Lender for its own account a sum in an amount which is in accordance with the Issuing Lender’s then-current fee policy.

(iv) Upon each drawing of any Letter of Credit, the Borrower shall pay to the Issuing Lender for its own account a negotiation fee in an amount which is in accordance with the Issuing Lender’s then-current fee policy; provided that such fee shall not be a condition to any drawing.

(v) Upon each amendment of any Letter of Credit, the Borrower shall pay to the Issuing Lender for its own account an amendment fee in an amount which is in accordance with the Issuing Lender’s then-current fee policy.

(h) Assumption of Risks. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit or any transferee thereof with respect to its use of such Letter of Credit. Neither the Issuing Lender (except in the case of gross negligence or willful misconduct on the part of the Issuing Lender or any of its employees), its correspondents nor the Agent or any Revolving Lender shall be responsible for the validity, sufficiency or genuineness of certificates or other documents or any endorsements thereon, even if such certificates or other documents should in fact prove to be invalid, insufficient, fraudulent or forged; for errors, omissions, interruptions or delays in transmissions or delivery of any messages by mail, telex, or otherwise, whether or not they be in code; for errors in translation or for errors in interpretation of technical terms; the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or for any other consequences arising from causes beyond the Issuing Lender’s control or the control of the Issuing Lender’s correspondents. In addition, neither the Issuing Lender, nor the Agent or any Revolving Lender shall be responsible for any error, neglect, or default of any of the Issuing Lender’s correspondents; and none of the above shall affect, impair or prevent the vesting of any of the Issuing Lender’s, the Agent’s or any Revolving Lender’s

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rights or powers hereunder or under the Letter of Credit Agreements, all of which rights shall be cumulative. The Issuing Lender and its correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation of any matter contained therein regardless of any notice or information to the contrary. In furtherance and not in limitation of the foregoing provisions, the Borrower agrees that any action, inaction or omission taken or not taken by the Issuing Lender or by any correspondent for the Issuing Lender in good faith in connection with any Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on the Borrower and shall not put the Issuing Lender or its correspondents under any resulting liability to the Borrower.

(i) Obligation to Reimburse and to Prepay.

(i) If a disbursement by the Issuing Lender is made under any Letter of Credit, the Borrower shall pay to the Agent within five Business Days after notice of any such disbursement is received by the Borrower, the amount of each such disbursement made by the Issuing Lender under the Letter of Credit (if such payment is not sooner effected as may be required under this Section 2(i) or under other provisions of the Letter of Credit), together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to (A) the then applicable interest rate for Base Rate Loans through the fifth Business Day after notice of such disbursement is received by the Borrower and (B) thereafter, the Default Rate for Base Rate Loans (but in no event to exceed the Maximum Rate) for the period from and including the sixth Business Day following the date of such disbursement to and including the date of repayment in full of such disbursed amount. The obligations of the Borrower under this Agreement with respect to each Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid or performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, but only to the fullest extent permitted by applicable law, the following circumstances: (u) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Loan Documents; (v) any amendment or waiver of (including any default), or any consent to departure from this Agreement (except to the extent permitted by any amendment or waiver), any Letter of Credit or any of the Loan Documents; or (w) the existence of any claim, set-off, defense or other rights which the Borrower may have at any time against the beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Agent, any Revolving Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the Loan Documents, the transactions contemplated hereby or any unrelated transaction.

(ii) In the event of the occurrence of, and during the continuance of, any Event of Default, or the maturity of the Notes evidencing the Revolving Loans, whether by acceleration or otherwise, an amount equal to the Letter of Credit Exposure shall be deemed to be forthwith due and owing by the Borrower

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to the Issuing Lender, the Agent and the Revolving Lenders as of the date of any such occurrence; and the Borrower’s obligation to pay such amount shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower may now or hereafter have against any such beneficiary, the Issuing Lender, the Agent, the Revolving Lenders or any other Person for any reason whatsoever. Such payments shall be held by the Issuing Lender on behalf of the Revolving Lenders as cash collateral securing the Letter of Credit Exposure in an account or accounts at the Agent’s Office; and the Borrower hereby grants to and by its deposit with the Agent grants to the Agent a security interest in such cash collateral. Upon reasonable request by the Agent in such circumstances, the Borrower shall immediately execute and deliver to the Agent the Cash Collateral Account Agreement. In the event of any such payment by the Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, the Agent agrees, if no Event of Default has occurred and is continuing or if no other amounts are outstanding under this Agreement, the Notes or the Loan Documents, to remit to the Borrower amounts for which the contingent obligations evidenced by the Letters of Credit have ceased, provided that if the sole reason for such payment was the occurrence of an Event of Default, the Agent shall remit such amounts to Borrower as soon as all Events of Default no longer continue to exist.

(iii) Each Revolving Lender severally and unconditionally agrees that it shall promptly reimburse the Issuing Lender an amount equal to such Revolving Lender’s Commitment Percentage of any disbursement made by the Issuing Lender under any Letter of Credit that is not reimbursed according to this Section 2(i).

(iv) Notwithstanding anything to the contrary contained herein, if no Event of Default exists and subject to availability under the Revolving Credit Commitment (after reduction for Letter of Credit Exposure), to the extent the Borrower has not reimbursed the Issuing Lender for any amount drawn upon a Letter of Credit within five Business Days after notice of such disbursement has been received by the Borrower, the amount of such Letter of Credit reimbursement obligation shall automatically be funded by the Revolving Lenders as a Revolving Loan hereunder and used by the Revolving Lenders to pay such Letter of Credit reimbursement obligation. If an Event of Default has occurred and is continuing, or if the funding of such Letter of Credit reimbursement obligation as a Revolving Loan would cause the aggregate amount of all Revolving Loans outstanding to exceed the amount available under the Revolving Credit Commitment (after reduction for Letter of Credit Exposure), such Letter of Credit reimbursement obligation shall not be funded as a Revolving Loan, but instead shall accrue interest as provided in Section 2(i)(i).

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(j) Fees.

(i) Unused Facility Fee. The Borrower agrees to pay to the Agent, for the account of the Revolving Lenders, an unused facility fee at a per annum rate equal to the Applicable Margin times the average actual daily amounts by which the Borrowing Base exceeds the product of the Borrowing Base Utilization times the Borrowing Base. The fee shall be due and payable quarterly in arrears on each June 30, September 30, December 31 and March 31, and upon the termination hereof. The Unused Facility Fee shall be calculated quarterly in arrears and if there is any change in the Applicable Margin during any quarter, the average daily amounts for the periods before and after such change shall be computed and multiplied by the appropriate Applicable Margin for each period during which such Applicable Margin was in effect, with the results being averaged and adjusted to a per annum basis. The Unused Facility Fee shall accrue at all times.

(ii) Borrowing Base Increase Fee. The Borrower agrees that it shall pay to the Agent for the account of the Revolving Lenders a fee equal to one-quarter of one percent (0.25%) of the amount of each increase, if any, in the Borrowing Base above the then current Borrowing Base. Such fee shall be due and payable on the effective date of each such increase.

3. Notes Evidencing Loans; Payments of Principal and Interest.

(a) Form of Notes - The Revolving Loans made by each Revolving Lender shall be evidenced by a Note made payable to the order of such Revolving Lender, in the amount of such Revolving Lender’s Revolving Credit Commitment and in the form of Exhibit B hereto with appropriate insertions. The Term Loan made by each Term Loan Lender shall be evidenced by a Note made payable to the order of such Term Loan Lender, in the amount of such Term Loan Lender’s Term Loan Percentage of the Term Loan in the form of Exhibit C hereto with appropriate insertions.

(b) Interest Rates. The Borrower will pay to the Agent, for the account of each applicable Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the following rates per annum:

(i) with respect to any Revolving Loan that is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin, but in no event to exceed the Maximum Rate;

(ii) with respect to any Revolving Loan that is a Eurodollar Loan, for each Interest Period relating thereto, the Eurodollar-based Rate for such Revolving Loan plus the Applicable Margin (as in effect from time to time), but in no event to exceed the Maximum Rate;

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(iii) with respect to any Advance of the Term Loan, the Eurodollar-based Rate for such Advance plus the Applicable Margin (as in effect from time to time), but in no event to exceed the Maximum Rate; and

(iv) Interest on Eurodollar Loans and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would exceed the Maximum Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be. Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(c) Eurodollar Option. The Interest Option shall be exercisable by the Borrower, subject to the other limitations set forth herein on the Borrower’s option to designate a portion of the unpaid principal balance of a Revolving Loan as a Eurodollar Loan, only in the manner provided below:

(i) Notice. On the date hereof, the Borrower shall give the Revolving Lenders written notice in the form of specifying the initial Interest Option(s) and the respective initial amounts of the Base Rate Loan and Eurodollar Loan or Eurodollar Loans designated by the Borrower. If the required Borrowing, Conversion and Continuation Notice shall not have been timely received by the Agent or fails to designate all or a portion of the unpaid principal amount hereof as either a Base Rate Loan or a Eurodollar Loan in accordance with the terms and provisions of this Agreement, the Borrower shall be deemed conclusively to have designated such amounts to be a Base Rate Loan and to have given the Agent notice of such designation. The Borrower may not exercise an Interest Option if the last day of the Interest Period for such Eurodollar Loan would be after the Maturity Date.

(ii) Continuation Options. Subject to the provisions made in this Section 3(c)(ii), the Borrower may elect to continue all or any part of any Eurodollar Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2(c) to the Agent (which shall promptly notify the Revolving Lenders) of such election, specifying the amount of such Revolving Loan to be continued and the Interest Period therefor. In the absence of such a timely and proper election or an election to convert to a Base Rate Loan under Section 3(c)(iii) below, the Borrower shall be deemed to have elected to continue all of such Eurodollar Loan for the same length of Interest Period as its then current Interest Period. All or any part of any Eurodollar Loan may be continued as provided herein, provided that (a) any continuation of any such Revolving Loan shall be (as to each Revolving Loan as continued for an applicable Interest Period) in amounts of at least $500,000.00 or any whole multiple of $100,000.00 in excess thereof and (b) no Default shall have occurred and be continuing. If a Default shall have occurred and be continuing,

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each Eurodollar Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto.

(iii) Conversion Options. The Borrower may elect to convert all or any part of any Eurodollar Loan on the last day of the then current Interest Period relating thereto to a Base Rate Loan by giving advance notice to the Agent (which shall promptly notify the Revolving Lenders) of such election. Subject to the provisions made in this Section 3(c)(iii), the Borrower may elect to convert all or any part of any Base Rate Loan at any time and from time to time to a Eurodollar Loan by giving advance notice as provided in Section 2(c) to the Agent (which shall promptly notify the Revolving Lenders) of such election. All or any part of any outstanding Revolving Loan may be converted as provided herein, provided that (a) any conversion of any Base Rate Loan into a Eurodollar Loan shall be (as to each such Revolving Loan into which there is a conversion for an applicable Interest Period) in amounts of at least $500,000.00 or any whole multiple of $100,000.00 in excess thereof and (b) no Default shall have occurred and be continuing. If a Default shall have occurred and be continuing, no Base Rate Loan may be converted into a Eurodollar Loan.

(iv) Tranche Limitations. Notwithstanding any provision to the contrary contained herein, there shall not exist or be outstanding at any time more than seven Eurodollar Tranches. For purposes of this Section 3(c)(iv), Eurodollar Tranches having different Interest Periods, regardless of whether such Revolving Loans commence on the same date, shall be considered separate Eurodollar Tranches.

(v) Limitation until Payment of Term Loan. Notwithstanding anything to the contrary contained herein and subject to Section 5(i) hereof, until payment in full of the Term Loan, all Revolving Loans shall be Eurodollar Loans.

(d) Payment of Interest. Interest hereon shall be payable as follows:

(i) accrued interest on any Base Rate Loan shall be payable quarterly in arrears, beginning July 1, 2011, and continuing on the first Business Day of each fiscal quarter thereafter, and on the Maturity Date; and

(ii) accrued interest on any Eurodollar Loan shall be payable on the last day of the Interest Period applicable to such Eurodollar Loan, provided that if the Interest Period for a Eurodollar Loan is six (6) months or longer, accrued interest on such Eurodollar Loan shall be paid at the end of each three (3) month period during the term thereof.

(e) Payment of Principal. Unless earlier due in whole or in part pursuant to the mandatory prepayment requirement of Section 7 hereof or unless otherwise accelerated in accordance with the terms hereof, all the outstanding principal and accrued and unpaid interest on the Revolving Loans shall be due and payable in full on the

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Maturity Date and all the outstanding principal and accrued and unpaid interest on the Term Loan shall be due and payable in full on the Term Loan Maturity Date.

(f) Default Rate. Notwithstanding the foregoing, the Borrower will pay to the Agent, for the account of each Lender, interest at the applicable Default Rate on any principal of any Loan made by such Lender, and (to the fullest extent permitted by law) on any other amount payable by the Borrower hereunder, under any Loan Document or under any Note held by such Lender to or for account of such Lender, for the period commencing on the date of an Event of Default shall have occurred until such amount is paid in full or all Events of Default are cured or waived.

(g) Recapture Rate. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Maximum Rate applicable to such Lender pursuant to this Section 3(g) and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Maximum Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Maximum Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 3(g).

4. Payments; Pro Rata Treatment, Etc.

(a) Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes, and any other Loan Document shall be made in Dollars, in immediately available funds, to the Agent at such account as the Agent shall specify by notice to the Borrower from time to time, not later than 11:00 a.m. Central time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim. Each payment received by the Agent under this Agreement or any Note for account of a Lender shall be paid promptly to such Lender in immediately available funds. Except as otherwise provided in the definition of “Interest Period”, if the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension. At the time of each payment to the Agent of any principal of or interest on any borrowing, the Borrower shall notify the Agent of the Loans to which such payment shall apply. In the absence of such notice the Agent may specify the Loans to which such payment shall apply, but to the extent possible such payment or prepayment will be applied first to the Loans comprised of Base Rate Loans.

(b) Pro Rata Treatment. Except to the extent otherwise provided herein each Lender agrees that: (i) each borrowing from the Lenders under Section 2(a) and each

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continuation and conversion under Section 2(d) and Section 3(c) shall be made from the Revolving Lenders or Term Loan Lenders, as applicable, pro rata in accordance with their Commitment Percentage or Term Loan Percentage, as applicable, each payment of Unused Facility Fee or other fees under Section 2(j) shall be made for the account of the Revolving Lenders pro rata in accordance with their Commitment Percentage, and each termination or reduction of the amount of the Maximum Line Amount under Section 7(d) shall be applied to the Revolving Credit Commitment of each Revolving Lender, pro rata according to the amounts of its respective Revolving Credit Commitment; (ii) each payment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amount of the Loans held by the Lenders; (iii) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders; and (iv) each reimbursement by the Borrower of disbursements under Letters of Credit shall be made for the account of the Issuing Lender or, if funded by the Revolving Lenders, pro rata for the account of the Revolving Lenders, in accordance with the amounts of reimbursement obligations due and payable to each respective Revolving Lender.

(c) Non-receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Borrower prior to the date on which such notifying party is scheduled to make payment to the Agent (in the case of a Lender) of the proceeds of a Loan or a payment under a Letter of Credit to be made by it hereunder or (in the case of the Borrower) a payment to the Agent for account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until, but excluding, the date the Agent recovers such amount at a rate per annum which, for any Lender as recipient, will be equal to the Federal Funds Rate plus one percent (1.0%), and for the Borrower as recipient, will be equal to the Base Rate plus the Applicable Margin.

(d) Set-off, Sharing of Payments, Etc.

(i) After the occurrence of and during the continuance of an Event of Default, the Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ Lien or counterclaim a Lender may otherwise have, each Lender shall have the right and be entitled (after consultation with the Agent), at its option, to offset balances held by it or by any of its Affiliates for account of the Borrower or any Subsidiary at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, or any other amount payable to such Lender hereunder, which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case

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it shall promptly notify the Borrower and the Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(ii) If any Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement (or reimbursement as to any Letter of Credit) through the exercise of any right of set-off, banker’s Lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the principal or interest (or reimbursement) then due hereunder by the Borrower to such Lender than the percentage received by any other Lenders, it shall promptly (A) notify the Agent and each other Lender thereof and (B) purchase from such other Lenders participation in (or, if and to the extent specified by such Lender, direct interests in) the Loans (or participations in Letters of Credit) made by such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Lenders (or reimbursements of Letters of Credit). To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans made by other Lenders (or in interest due thereon, as the case may be) may exercise all rights of set-off, banker’s Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans (or Letters of Credit) in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4(d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4(d) to share the benefits of any recovery on such secured claim.

(e) Taxes.

(i) Payments Free and Clear. Any and all payments by the Borrower hereunder shall be made, in accordance with Section 4(a), free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Lender and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by (A) any jurisdiction (or political subdivision thereof) of which the Agent, the Issuing Lender or such Lender, as the case may be, is a citizen or resident or in which such Lender has an Applicable Lending Office, (B) the jurisdiction (or any

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political subdivision thereof) in which the Agent, the Issuing Lender or such Lender is organized, or (C) any jurisdiction (or political subdivision thereof) in which such Lender, the Issuing Lender or the Agent is presently doing business which taxes are imposed solely as a result of doing business in such jurisdiction (all such excluded taxes being herein referred to as “Excluded Taxes” and all such non-Excluded Taxes, levies, imposts, deductions, charges, withholdings and liabilities being herein referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders, the Issuing Lender or the Agent (X) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4(e) such Lender, the Issuing Lender or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (Y) the Borrower shall make such deductions and (Z) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(ii) Other Taxes. In addition, to the fullest extent permitted by applicable law, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Security Instrument, or any other Loan Document (hereinafter referred to as “Other Taxes”).

(iii) Indemnification. To the fullest extent permitted by applicable law, the Borrower will indemnify each Lender, the Issuing Lender and the Agent for the full amount of Taxes and Other Taxes (including, but not limited to, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 4(e) paid by such Lender, the Issuing Lender or the Agent (on their behalf or on behalf of any Lender), as the case may be, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted unless the payment of such Taxes was not correctly or legally asserted and such Lender’s payment of such Taxes or Other Taxes was the result of its gross negligence or willful misconduct. Any payment pursuant to such indemnification shall be made within thirty (30) days after the date any Lender, the Issuing Lender or the Agent, as the case may be, makes written demand therefor to the Borrower, but only if it has been finally determined that such Lender, the Issuing Lender or the Agent owes such Taxes or Other Taxes. If any Lender, the Issuing Lender or the Agent receives a refund or credit in respect of any Taxes or Other Taxes for which such Lender, Issuing Lender or the Agent has received payment from the Borrower it shall promptly notify the Borrower of such refund or credit and shall, if no Event of Default has occurred and is continuing, promptly pay an amount equal to such refund or credit to the Borrower without interest (but with any interest so refunded or credited), provided that the Borrower, upon the reasonable request of such Lender, the Issuing Lender

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or the Agent, agrees to return such refund or credit (plus penalties, interest or other charges) to such Lender or the Agent in the event such Lender or the Agent is required to repay such refund or credit.

(iv) Lender Representations.

(A) Each Lender represents that it is either (1) a banking association or corporation organized under the laws of the United States of America or any state thereof or (2) it is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to this Agreement (a) under an applicable provision of a tax convention to which the United States of America is a party or (b) because it is acting through a branch, agency or office in the United States of America and any payment to be received by it hereunder is effectively connected with a trade or business in the United States of America. Each Lender that is not a banking association or corporation organized under the laws of the United States of America or any state thereof agrees to provide to the Borrower and the Agent on the Closing Date, or on the date of its delivery of the Assignment pursuant to which it becomes a Lender, and at such other times as required by United States law or as the Borrower or the Agent shall reasonably request, two accurate and complete original signed copies of either (a) Internal Revenue Service Form W-8ECI (or successor form) certifying that all payments to be made to it hereunder will be effectively connected to a United States trade or business (the “Form W-8ECI Certification”) or (b) Internal Revenue Service Form W-8BEN (or successor form) certifying that it is entitled to the benefit of a provision of a tax convention to which the United States of America is a party which completely exempts from United States withholding tax all payments to be made to it hereunder (the “Form W-8BEN Certification”). In addition, each Lender agrees that if it previously filed a Form W-8ECI Certification, it will deliver to the Borrower and the Agent a new Form W-8ECI Certification prior to the first payment date occurring in each of its subsequent taxable years; and if it previously filed a Form W-8BEN Certification, it will deliver to the Borrower and the Agent a new certification prior to the first payment date falling in the third year following the previous filing of such certification. Each Lender also agrees to deliver to the Borrower and the Agent such other or supplemental forms as may at any time be required as a result of changes in applicable law or regulation in order to confirm or maintain in effect its entitlement to exemption from United States withholding tax on any payments hereunder, provided that the circumstances of such Lender at the relevant time and applicable laws permit it to do so. If a Lender determines, as a result of any change in either (i) a Governmental Requirement or (ii) its circumstances, that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section 4(e), or that it is required to withdraw or cancel any such form or certificate

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previously submitted, it shall promptly notify the Borrower and the Agent of such fact. If a Lender is organized under the laws of a jurisdiction outside the United States of America, unless the Borrower and the Agent have received a Form W-8BEN Certification or Form W-8ECI Certification satisfactory to them indicating that all payments to be made to such Lender hereunder are not subject to United States withholding tax, the Borrower shall withhold taxes from such payments at the applicable statutory rate. Each Lender agrees to indemnify and hold harmless the Borrower or the Agent, as applicable, from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by (i) the Agent as a result of such Lender’s failure to submit any form or certificate that it is required to provide pursuant to this Section 4(e) or (ii) the Borrower or the Agent as a result of their reliance on any such form or certificate which such Lender has provided to them pursuant to this Section 4(e).

(B) For any period with respect to which a Lender has failed to provide the Borrower with the form required pursuant to this Section 4(e), if any, (other than if such failure is due to a change in a Governmental Requirement occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 4(e)(iii) with respect to taxes imposed by the United States which taxes would not have been imposed but for such failure to provide such forms; provided, however, that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps, at such Lender’s cost, as such Lender shall reasonably request to assist such Lender to recover such taxes.

(C) Any Lender claiming any additional amounts payable pursuant to this Section 4(e) shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or the Agent or to change the jurisdiction of its Applicable Lending Office or to contest any tax imposed if the making of such a filing or change or contesting such tax would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) Several Obligations. The failure of any Lender to make any Loan to be made by it or to provide funds for disbursements or reimbursements under Letters of Credit on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender or to provide funds to be provided by such other Lender.

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5. Capital Adequacy and Additional Costs.

(a) Increased Costs Generally. If any Regulatory Change shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, minimum capital, capital ratio insurance charge or similar requirement against assets of, deposits with, other liabilities of or for the account of, or the Revolving Credit Commitment or Loans of such Lender or Issuing Lender or the Eurodollar interbank market;

(ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Eurodollar Loan made by it or any Note in respect of any such Eurodollar Loans or Letters of Credit, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for any indemnified Taxes or Other Taxes covered by Section 4(e) and Excluded Tax payable by such Lender or the Issuing Lender); or

(iii) impose on any Lender or the Issuing Lender or the Eurodollar interbank market any other condition, cost or expense affecting this Agreement or any Note (or any of such extensions of credit or liabilities or such Lender’s or Issuing Lender’s Revolving Credit Commitment) or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loans (or of maintaining its obligation to make any such Loans), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount), and if such costs or reduced amounts (collectively, the “Additional Costs”) are not otherwise covered by fees and interest charges provided for elsewhere in this Agreement, then, upon reasonable request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such reasonable Additional Costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Regulatory Change affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements imposes any costs on any such Lender, Issuing Lender, or holding company of either has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such

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Lender’s or the Issuing Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), and if such costs or reduced rate of return are not otherwise covered by fees and interest charges provided for elsewhere in this Agreement, then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reasonable costs imposed or reduction suffered.

(c) Regulatory Change. Without limiting the effect of the provisions of Section 5(a), in the event that at any time (by reason of any Regulatory Change or any other circumstances arising after the Closing Date affecting (i) any Lender, (ii) the Eurodollar interbank market or (iii) such Lender’s position in such market), Eurodollar, as determined in good faith by such Lender, will not adequately and fairly reflect the cost to such Lender of funding its Eurodollar Loans, then, if such Lender so elects, by notice to the Borrower and the Agent, the obligation of such Lender to make additional Eurodollar Loans shall be suspended until such Regulatory Change or other circumstances ceases to be in effect (in which case the provisions of Section 5(i) shall be applicable).

(d) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender, together with supporting documentation and calculations, setting forth in reasonable detail the basis and the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section and delivered to the Borrower shall be conclusive absent manifest error, so long as such determinations are made on a reasonable basis. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(e) [Reserved.]

(f) [Reserved.]

(g) Limitation on Eurodollar Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar-based Rate for any Interest Period the Agent determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar-based Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein, then the Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans.

(h) Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make Eurodollar

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Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 5(i) shall be applicable).

(i) Base Rate Loans Pursuant to Sections 5(c), 5(g) and 5(h). If the obligation of any Lender to make Eurodollar Loans shall be suspended pursuant to Sections 5(c), 5(g) or 5(h) (“Affected Loans”), all Affected Loans which would otherwise be made by such Lender shall be made instead as Base Rate Loans (and, if an event referred to in Section 5(c) or Section 5(h) has occurred and such Lender so reasonably requests by notice to the Borrower, all Affected Loans of such Lender then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans.

(j) Eurodollar Loan Breakage Costs. The Borrower shall pay to each Lender within thirty (30) days of receipt of written request of such Lender (which request shall set forth, in reasonable detail, the basis for requesting such amounts, together with supporting documentation and calculations, and which shall be conclusive and binding for all purposes provided that such determinations are made on a reasonable basis), such amount or amounts as shall compensate it for any loss, cost, expense or liability which such Lender determines are attributable to:

(i) any payment, prepayment or conversion of a Eurodollar Loan properly made by such Lender or the Borrower for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 13(b)) on a date other than the last day of the Interest Period for such Loan; or

(ii) any failure by the Borrower for any reason (including but not limited to, the failure of any of the conditions precedent specified in Section 10 to be satisfied) to borrow, continue or convert a Eurodollar Loan from such Lender on the date for such borrowing, continuation or conversion specified in the relevant notice given pursuant to Section 2(c).

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein (less the Applicable Margin) over (y) the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

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(k) Time Limit; Etc.

(i) Time Limited. Notwithstanding anything to the contrary contained in this Section 5, the Borrower shall not be required to reimburse or pay any costs or expenses to any Lender as required by such sections which have accrued more than 180 days prior to such Lender’s giving notice to the Borrower that such Lender has suffered or incurred such costs or expenses.

(ii) Non-Discriminatory Basis. None of the Lenders shall be permitted to pass through to the Borrower costs and expenses under this Section 5 which are not also passed through by such Lender to other customers of such Lender similarly situated when such customer is subject to documents containing substantively similar provisions as those contained in such Sections.

(l) Replacement Lenders.

(i) If any Lender has notified the Borrower and the Agent of its incurring Additional Costs or other costs under Section 5(a) or has required the Borrower to make payments for Taxes under Section 4(e), or such Lender’s obligation to make Eurodollar Loans has been suspended under Section 5(c), 5(g) or 5(h), then the Borrower may, unless such Lender has notified the Borrower and the Agent that the circumstances giving rise to such notice no longer apply, terminate, in whole but not in part, the Revolving Credit Commitment of such Lender (other than the Agent) (the “Terminated Lender”) at any time upon five (5) Business Days’ prior written notice to the Terminated Lender and the Agent (such notice referred to herein as a “Notice of Termination”).

(ii) In order to effect the termination of the Revolving Credit Commitment of the Terminated Lender, the Borrower shall: (A) obtain an agreement with one or more Revolving Lenders to increase their Revolving Credit Commitment or Revolving Credit Commitments and/or (B) request any one or more other banking institutions to become parties to this Agreement in place and instead of such Terminated Lender and agree to accept a Revolving Credit Commitment or Revolving Credit Commitments; provided, however, that such one or more other banking institutions are reasonably acceptable to the Agent and become parties by executing an Assignment (the Revolving Lenders or other banking institutions that agree to accept in whole or in part the Revolving Credit Commitment of the Terminated Lender or to purchase any Loan held by the Terminated Lender being referred to herein as the “Replacement Lenders”), such that the aggregate increased and/or accepted Revolving Credit Commitments of the Replacement Lenders under clauses (A) and (B) above equal the Revolving Credit Commitment of the Terminated Lender.

(iii) The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the “Lender Termination Date”), and the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Revolving Credit Commitment and/or Term

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Loan Percentage of the Term Loan and, if there will be more than one Replacement Lender, the portion of the Terminated Lender’s Revolving Credit Commitment to be assigned to each Replacement Lender.

(iv) On the Lender Termination Date, (A) the Terminated Lender shall by execution and delivery of an Assignment assign its Revolving Credit Commitment to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender’s Revolving Credit Commitment to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders each of its Loans (if any) then outstanding and participation interests in Letters of Credit (if any) then outstanding (pro rata as aforesaid), (B) the Terminated Lender shall endorse its Notes, payable without recourse, representation or warranty to the order of the Replacement Lender or Replacement Lenders (pro rata as aforesaid), (C) the Replacement Lender or Replacement Lenders shall purchase the Notes held by the Terminated Lender (pro rata as aforesaid) at a price equal to the unpaid principal amount thereof plus interest and facility and other fees accrued and unpaid to the Lender Termination Date, and (D) the Replacement Lender or Replacement Lenders will thereupon (pro rata as aforesaid) succeed to and be substituted in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 15(f), and the Terminated Lender will have the rights and benefits of an Assignor under Section 15(f). To the extent not in conflict, the terms of Section 15(f) shall supplement the provisions of this Section 5(l)(iv). For each Assignment made under this Section 5(l), the Replacement Lender shall pay to the Agent the processing fee provided for in Section 15(f). The Borrower will be responsible for the payment of any breakage costs associated with termination and Replacement Lenders, as set forth in Section 5(j).

6. Borrowing Base.

(a) Initial Borrowing Base. The Revolving Lenders shall determine in their sole discretion the amount of the Borrowing Base using such methodology, assumptions, economic and pricing parameters, and discount rates as the Revolving Lenders customarily use in assigning collateral value to oil and gas properties at the time in question and based upon such other credit factors as the Revolving Lenders customarily consider in evaluating oil and gas credits. The Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan amount) which the Borrower acknowledges to be essential for the adequate protection of the Revolving Lenders. It is expressly understood that the Revolving Lenders have no obligation to designate the Borrowing Base at any particular amount, except in the exercise of their sole discretion, whether in relation to the Maximum Line Amount or otherwise. During the period from Closing Date, to the date a new Borrowing Base is made effective pursuant to this Agreement, the Borrowing Base shall be $80,000,000. Notwithstanding anything to the contrary contained herein, the Borrowing

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Base may be subject to further adjustments from time to time pursuant to Section 11(h) and Section 12(e).

(b) Borrowing Base Limitation. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 6 as of each Scheduled Redetermination Date commencing on November 1, 2011. In addition, the Borrower may, by notifying the Agent thereof, and the Agent may, at the direction of the Required Revolving Lenders, by notifying the Borrower thereof, one time during any 12-month period, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations; provided, however, that the Agent may cause the Borrowing Base to be redetermined within 90 days of the Closing Date, which redetermination shall not count towards the limitation set forth above (an “Unscheduled Redetermination”). After each such redetermination, the Agent shall promptly notify the Borrower in writing of the new Borrowing Base. If an Unscheduled Redetermination is made, the Agent shall notify the Borrower of the new Borrowing Base, and such new Borrowing Base shall continue until the next redetermination of the Borrowing Base.

(c) Scheduled and Unscheduled Redetermination Procedure.

(i) Each Scheduled Redetermination and each Unscheduled Redetermination shall be effectuated as follows: Upon receipt by the Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Agent, in the case of a Scheduled Redetermination, pursuant to Section 11(g)(i), and, in the case of an Unscheduled Redetermination, pursuant to Section 11(g)(ii), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to this Section 6(c), as may, from time to time, be reasonably requested by the Required Revolving Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports, indicating whether such Oil and Gas Properties are Mortgaged Properties, and the existence of any other Debt) as the Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Maximum Line Amount.

(ii) The Agent shall notify the Borrower and the Revolving Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 11(g)(i) in a timely and complete manner, then on or before the Scheduled Redetermination Date of such year following the date of delivery or (2) if the Agent shall not have

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received the Engineering Reports required to be delivered by the Borrower pursuant to Section 11(g)(i) in a timely and complete manner, then promptly after the Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 6, and in any event, within thirty (30) days after the Agent has received the required Engineering Reports; and

(B) in the case of an Unscheduled Redetermination, promptly, and in any event, within fifteen (15) days after the Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Revolving Lenders as provided in this Section 6(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Revolving Lenders as provided in this Section 6(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Revolving Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Revolving Lender has not communicated its approval or disapproval in writing to the Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Revolving Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Revolving Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 6(d). If, however, at the end of such 15-day period, all of the Revolving Lenders or the Required Revolving Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Agent shall poll the Revolving Lenders to ascertain the highest Borrowing Base then acceptable to all of the Revolving Lenders or the Required Revolving Lenders, as applicable, and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 6(d).

If any Revolving Lender disagrees with the Proposed Borrowing Base that would increase the then existing Borrowing Base (each, a “Dissenting Lender”), then, if a Borrowing Base is agreed to that is lower than such Proposed Borrowing Base or no new Borrowing Base is agreed to, the Borrower may, at its sole expense and effort, upon notice to a Dissenting Lender and the Agent, require such Dissenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 15(f)), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Revolving Lender, if a Revolving Lender accepts such assignment); provided

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that, (A) the Borrower shall have received the prior written consent of the Agent and the Issuing Bank, which consent in each case shall not unreasonably be withheld or delayed and (B) such Revolving Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in Letter of Credit Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Revolving Lenders or the Required Revolving Lenders, as applicable, pursuant to Section 6(c)(iii), the Agent shall notify the Borrower and the Revolving Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Agent, the Issuing Bank and the Revolving Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 11(g) in a timely and complete manner, then on the Scheduled Redetermination Date, as applicable, following such notice, or (B) if the Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 11(g) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii) in the case of an Unscheduled Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Unscheduled Redetermination Date or the next adjustment to the Borrowing Base under Section 11(h) or Section 12(e), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Unscheduled Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) The Agent may exclude any Oil and Gas Property, Mortgaged Property or portion of production therefrom or any income from any other Property from the Borrowing Base, at any time, because title information is not reasonably satisfactory, such Property is not a Mortgaged Property or such Property is not assignable.

7. Prepayments; Reductions of Revolving Credit Commitment.

(a) Voluntary Prepayments. The Borrower may at any time and from time to time prepay the Loans upon prior notice to the Agent, without penalty or premium (other than amounts due from the Borrower under Section 5(j) in connection with any Eurodollar Loan that is repaid or converted prior to the expiration of the corresponding Interest Period), in whole or in part; provided, however, that the Term Loan may not be prepaid under this Section 7(a) if, after giving effect to such prepayment, the outstanding amount of the Loans would be greater than $25,000,000. Such notice shall specify the

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prepayment date (which shall be a Business Day) and the amount of the prepayment and shall be irrevocable and effective only upon receipt by the Agent. Each such prepayment shall be deemed made on the Business Day made if good funds are received by the Agent prior to 11:00 a.m. Central time and on the next Business Day if good funds are received after 11:00 a.m. Central time and shall be in a minimum amount of $100,000 or the unpaid balance on the Loans, whichever is less.

(b) Mandatory Prepayments.

(i) Borrowing Base Prepayment. If, as a result of any determination of the Borrowing Base, the sum of the outstanding principal balance of all Revolving Loans and the Letter of Credit Exposure exceeds the Borrowing Base, then either (A) such excess shall be paid in six (6) equal consecutive monthly installments by the Borrower, with the first such installment being due on that day which is thirty (30) days after notification by the Agent to the Borrower that such an excess exists and continuing on the same day of each month thereafter until paid; or (B) within twenty-five (25) days of the notification of the Borrower by the Agent of such excess, the Borrower shall pledge to, or create in favor of, the Agent, for the Lenders and the Issuing Lender, first priority Liens in, to and on additional collateral satisfactory in nature and value to all the Revolving Lenders in their sole judgment to increase the Borrowing Base to an amount equal to cover such excess. Those Revolving Loans to be repaid as excess payments shall be Base Rate Loans, if the aggregate Base Rate Loans equal or exceed the total excess payments due, and if the aggregate Base Rate Loans are less than the total excess payments due, those Revolving Loans to be repaid shall first be all Base Rate Loans and then those Eurodollar Loans which the Borrower identifies within ten (10) Business Days of a reasonable request from the Agent, or if the Borrower fails to make such identification, those Eurodollar Loans identified by the Agent. The Borrower will be liable for all breakage costs in connection with the early termination of any Eurodollar Loan in accordance with the terms of Section 5(j) of this Agreement. The Borrower’s failure (x) to make monthly Borrowing Base excess payments pursuant to the six (6) month amortization schedule set forth above or (y) to pledge to the Agent additional collateral in an amount which brings said indebtedness within Borrowing Base within such twenty-five (25) days of notification by the Agent shall constitute an Event of Default under this Agreement which shall entitle the Required Lenders to accelerate the maturity of the Notes, and to institute foreclosure proceedings or otherwise exercise all remedies which they may have under the Notes, the Agreement, the Loan Documents or applicable law.

(ii) Other Mandatory Prepayments. Prepayments of outstanding Loans shall be made upon certain significant company events, as follows:

(A) Asset Sales. The Borrower shall prepay (or, as applicable, cash collateralize the Letter of Credit Exposure) from the proceeds of all sales of Mortgaged Properties, less the costs of sale and reservations for taxes, within five days of receipt of such proceeds, an amount equal to

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100% of the value assigned to such Mortgaged Properties in the Borrowing Base as determined in the most recent Scheduled Redetermination or Unscheduled Redetermination.

(B) Future Debt Issuances. The Borrower shall prepay (or, as applicable, cash collateralize the Letter of Credit Exposure), within five days of receipt, 100% of the net proceeds of all Debt, other than Debt permitted under Section 12(a) or under any waiver or amendment of the Loan Documents.

(C) Future Equity Issuances. The Borrower shall prepay, within five days of receipt of the proceeds of any issuance of stock in connection with any initial public offering of the Borrower, the outstanding amount of the Term Loan.

(iii) Application of Other Mandatory Prepayments. The prepayments described in Section 7(b)(ii) shall first be applied to the outstanding amount of the Term Loan. Upon payment in full of the Term Loan and except with respect to the prepayment described in Section 7(b)(ii)(C), any remaining prepayments shall instead be applied to prepay the outstanding amount of the Revolving Loans and to cash collateralize any Letter of Credit Exposure. If any portion of such prepayments remains after application to the Term Loan and, if applicable, Revolving Loans and, if applicable, after the cash collateralization of any Letter of Credit Exposure, such portion shall be returned to the Borrower.

(c) Generally. The outstanding Revolving Loans and Letter of Credit Exposure shall at all times be equal to or less than the lesser of (i) the Maximum Line Amount after adjustments resulting from reductions pursuant to Section 7(d) or mandatory prepayments pursuant to Section 7(b)(ii) or (ii) the Borrowing Base as determined from time to time.

(d) Reduction of Revolving Credit Commitments. The Borrower shall have the right to terminate or to reduce the amount of the Maximum Line Amount or Borrowing Base at any time, or from time to time, upon not less than three Business Days’ prior notice to the Agent (which shall promptly notify the Revolving Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $500,000.00 or any whole multiple of $100,000.00 in excess thereof) and shall be irrevocable and effective only upon receipt by the Agent; provided, however, that the Borrower may not so terminate or reduce the Maximum Line Amount if, after giving effect to such termination or reduction, the outstanding principal balance of all Revolving Loans and the Letter of Credit Exposure would exceed the Maximum Line Amount.

8. Collateral Security. To secure the Obligations and the performance by the Borrower of its obligations hereunder and under the Notes, Security Instruments and the other Loan Documents, whether now or hereafter incurred, matured or unmatured, direct or contingent, joint or several, or joint and several, including extensions, increases, modifications and renewals

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thereof, and substitutions therefor, the Borrower and each Guarantor shall contemporaneously with or prior to the execution of this Agreement and the Notes grant and assign to the Agent for the benefit of the Lenders and the Issuing Lender first and prior Liens in and to the Collateral and Oil and Gas Properties constituting no less than 80% of the value assigned to its Oil and Gas Properties in the Reserve Report as of December 31, 2010. Notwithstanding anything to the contrary contained herein, the Collateral will consist of tangible or intangible personal property located on or related to the Mortgaged Properties, accounts receivable and other proceeds arising from the sale of Hydrocarbons produced from the Mortgaged Properties and a pledge of the stock or ownership interests of the Borrower in the Subsidiaries.

The granting and assigning of such Liens by the Borrower and each Guarantor shall be pursuant to Security Instruments in form and substance satisfactory to the Agent. The Borrower and each Guarantor will cause to be executed and delivered to the Agent, in the future, additional Security Instruments if the Agent reasonably deems such are necessary to insure perfection or maintenance of its Liens in the Collateral and the Mortgaged Properties.

9. Representations and Warranties. The Borrower represents and warrants to the Agent and the Lenders that (each representation and warranty herein is given as of the Closing Date and shall be deemed repeated and reaffirmed on the dates of each borrowing and issuance, renewal, extension or reissuance of a Letter of Credit as provided in Section 2(e)):

(a) Corporate or Partnership Existence. Each of the Borrower, each Guarantor, and each Subsidiary: (i) is a corporation, limited liability company, or a partnership duly organized, legally existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate, limited liability company, or partnership power, and has all material governmental licenses, authorizations, consents and approvals necessary in all material respects to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

(b) Financial Condition. The audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2010, as and when delivered hereunder, and the related consolidated statements of income, stockholders’ equity and cash flow of the Borrower and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Grant Thornton LLP, furnished to each of the Lenders and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2011, as and when delivered hereunder, and their related consolidated statements of income, stockholders’ equity and cash flow of the Borrower and its Subsidiaries for the three month period ended on such date furnished to the Agent, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the results of its operations for the fiscal year and the three month period ending on said dates, all in accordance with GAAP, as applied on a consistent basis (subject, in the case of the interim Financial Statements, to normal year-end adjustments, including tests for impairment of assets, and lack of footnotes). Neither the Borrower nor any Subsidiary has on the Closing Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any

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unfavorable commitments of a kind required under GAAP to be referred to or reflected in a consolidated balance sheet, except as referred to or reflected or provided for in the Financial Statements or in Schedule 9(b). Except as disclosed to the Lenders, since September 30, 2010, there has been no change or event having a Material Adverse Effect. Except as disclosed to the Lenders, since the date of the Financial Statements, neither the business nor the Properties of the Borrower or any Subsidiary have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

(c) Litigation and Judgments. Except as disclosed to the Lenders in Schedule 9(c) hereto or hereafter in writing: (i) there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower threatened in writing against or affecting the Borrower, any of its Subsidiaries, or any Guarantor which involves the possibility of any judgment or liability against the Borrower, any of its Subsidiaries, or any Guarantor not fully covered by insurance (except for normal deductibles), and which could reasonably be expected to have a Material Adverse Effect; and (ii) there are no outstanding judgments against the Borrower, any of its Subsidiaries, or any Guarantor.

(d) No Breach. Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter, by-laws, or partnership agreement of the Borrower, any Guarantor, or any Subsidiary, or any Governmental Requirement or, to the best of the Borrower’s knowledge and belief, any material agreement or instrument to which the Borrower, any Guarantor, or any Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or, to the best of the Borrower’s knowledge and belief, constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower, any Guarantor, or any Subsidiary pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.

(e) Authority. The Borrower, each Guarantor, and each Subsidiary have all necessary corporate and partnership power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by the Borrower, each Guarantor and each Subsidiary of the Loan Documents to which it is a party, have been duly authorized by all necessary corporate and partnership action on its part; and the Loan Documents constitute the legal, valid and binding obligations of the Borrower and each Subsidiary, enforceable in accordance with their terms, except as such enforceability may be affected by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws now or hereafter in effect relating to or affecting enforcement of creditors’ rights generally and by general principles of equity.

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(f) Approvals. To the best of the Borrower’s knowledge and belief, no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any Person are necessary for the execution, delivery or performance by the Borrower, any Guarantor or any Subsidiary of the Loan Documents or for the validity or enforceability thereof, except for the recording and filing of the Security Instruments as required by this Agreement.

(g) Use of Loans. The proceeds of the Revolving Loans shall be used by the Borrower to provide for the working capital, for the purpose of acquiring oil and gas properties, for the development and operational activities with respect to oil and gas properties, and general corporate purposes of the Borrower. The proceeds of the Term Loan shall be used by the Borrower to provide for acquisition financing for the Eagle Ford Acquisition and for the purpose of paying the costs and expenses associated with the drilling and completion of the initial well committed to be drilled and completed under the Eagle Ford Acquisition Documents. Neither the Borrower, any Guarantor, nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.

(h) ERISA. To the best of the Borrower’s knowledge and belief:

(i) The Borrower, each Subsidiary and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan, if any.

(ii) Each Plan, if any, is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(iii) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (A) either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (B) breach of fiduciary duty liability damages under Section 409 of ERISA.

(iv) No Plan, if any, (other than a defined contribution plan) and no trust created under any such Plan has been terminated. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(v) Full payment when due has been made of all amounts which the Borrower, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan, if any, or applicable law to have paid as contributions to such Plan, and

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no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.

(vi) The actuarial present value of the benefit liabilities under any Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.

(vii) None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(viii) None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any multiemployer Plan.

(ix) None of the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

(i) Taxes. Except as set out in Schedule 9(i) or as otherwise disclosed to the Lenders in writing, to the best of the Borrower’s knowledge and belief, each of the Borrower and its Subsidiaries has filed all United States Federal income tax returns and all other tax returns which are required to be filed by them before the applicable due date (taking into account all available extensions) and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. No tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such tax, fee or other charge.

(j) Titles, Etc. To the best of the Borrower’s knowledge and belief:

(i) Except as set out in Schedule 9(j) or as otherwise disclosed to the Lenders in writing, each of the Borrower and its Subsidiaries has good and defensible title to its material (individually or in the aggregate) Properties, free and clear of all Liens, except Liens permitted by Section 12(b). Except as set forth in Schedule 9(j) or as otherwise disclosed to the Lenders in writing, after giving full effect to the Permitted Liens, the Borrower owns at least the net interests in production attributable to the Hydrocarbon Interests reflected in the most recently delivered Reserve Report and the ownership of such Properties shall not in any material respect obligate the Borrower to bear the costs and

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expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report. All factual information, as opposed to projections, contained in the most recently delivered Reserve Report is true and correct in all material respects as of the date thereof.

(ii) All leases and agreements necessary in any material respect for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect (including as to depths) and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries.

(iii) Without regard to any consent or non-consent provision of any joint operating agreement covering any of the Mortgaged Properties, the Borrower’s share of (A) the costs for each Mortgaged Property is not greater than the decimal fraction set forth in Exhibit A hereto for such Mortgaged Property, before and after payout, as the case may be, and described therein by the respective designations working interest (WI), gross working interest (GWI) or similar terms, and (B) production from, allocated to or attributed to each such Mortgaged Property is not less than the decimal fraction set forth in such Exhibit A hereto for such Mortgaged Property, before and after payout, as the case may be, and described therein by the designations net revenue interest (NRI) or similar terms.

(iv) The rights, Properties and other assets presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as such business has been conducted prior to the Closing Date.

(v) All of the assets and Properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of their business are in good working condition and are maintained in accordance with prudent business standards.

(k) No Material Misstatements. To the best of the Borrower’s knowledge and belief, the written information, statements, exhibits, certificates, documents and reports, taken as a whole, furnished to the Agent and the Lenders (or any of them) by the Borrower, any Guarantor or any Subsidiary in connection with the negotiation of this Agreement or any other Loan Document do not contain any material misstatement of fact and do not omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Borrower and its Subsidiaries taken as a whole.

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(l) Margin Regulations; Investment Company Act; Public Utility Holding Company Act. No Borrower or any Subsidiary is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and none of the Borrower, any Person controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(m) Subsidiaries. Except as set forth on Schedule 9(m) or as otherwise disclosed to the Lenders in writing, the Borrower has no Subsidiaries.

(n) Location of Business and Offices. Unless the Agent is otherwise notified in writing by the Borrower, the Borrower’s principal place of business and chief executive offices are located at the address stated on the signature page of this Agreement, and the principal place of business and chief executive office of each Subsidiary are located at the addresses stated on Schedule 9(n).

(o) Defaults. To the best of the Borrower’s knowledge and belief, neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound which default could reasonably be expected to have a Material Adverse Effect.

(p) Environmental Matters. To the best of the Borrower’s knowledge and belief, except (i) as provided in Schedule 9(p) or as otherwise disclosed to the Lenders in writing or (ii) as would not have a Material Adverse Effect (or with respect to (C), (D) and (E) below, where the failure to take such actions would not have a Material Adverse Effect):

(A) Neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority arising under Environmental Laws or any Environmental Laws;

(B) Without limitation of clause (A) above, no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or, to the best knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority arising under Environmental Laws or to any remedial obligations under Environmental Laws;

(C) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including

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without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(D) All hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(E) The Borrower has taken all steps reasonably necessary to determine and has determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(F) To the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(G) Neither the Borrower nor any Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

(q) Compliance with the Law. To the best of the Borrower’s knowledge and belief, neither the Borrower nor any Subsidiary has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. To the best of the Borrower’s knowledge and belief, except for such acts or failures to act as

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would not have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, (i) after the Closing Date, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

(r) Insurance. The insurance certificate(s) delivered pursuant to Section 10(a)(vi) and attached hereto as Schedule 9(r) contains an accurate and complete description of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by the Borrower and each Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. To the best of the Borrower’s knowledge and belief, such policies are sufficient for compliance in all material respects with all requirements of law and of all material agreements to which the Borrower or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and each Subsidiary; will remain in full force and effect through the respective dates set forth in such certificate(s) without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Neither the Borrower nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years. All such policies name the Agent as additional insured, loss payee, and contain endorsements for no cancellation thereof without thirty (30) days’ prior written notice to the Agent on all such policies.

(s) Commodity Hedging Agreements. Schedule 9(s) sets forth, as of the Closing Date, a true and complete list of all Commodity Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net

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mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement.

(t) Restriction on Liens. To the best of the Borrower’s knowledge and belief, neither the Borrower nor any of its Subsidiaries is a party to any agreement or arrangement (other than this Agreement, the Security Instruments or any other Loan Document), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to other Persons on or in respect of their respective assets or Properties except for (i) customary anti-assignment clauses applying only to the contracts or agreements of which such clauses are a part and (ii) assets subject to Permitted Liens.

(u) [Reserved.]

(v) Solvency. Immediately after the initial Advance and after giving effect to the application of the proceeds of the initial Advance, (i) the fair value of the Property of the Borrower, each Guarantor, and each of the Borrower’s Subsidiaries on an individual and consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the Property of the Borrower, each Guarantor, and each of the Borrower’s Subsidiaries on an individual and consolidated basis will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower, each Guarantor, and each of the Borrower’s Subsidiaries on an individual and consolidated basis will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower, each Guarantor, and each of the Borrower’s Subsidiaries on an individual and consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the initial Advance.

(w) Gas Imbalances. To the best of the Borrower’s knowledge and belief, except as set forth on Schedule 9(w) or on the most recent certificate delivered pursuant to Section 11(g), on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Borrower’s Oil and Gas Properties which would require the Borrower to deliver, in the aggregate, five percent (5%) or more of the monthly production from Hydrocarbons produced from the Borrower’s Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

(x) Name Changes. Borrower’s and each Subsidiary’s official names as recorded on their currently effective organizational documents which are filed with the Secretary of State of its State of organization is the same as found on the signature page of this Agreement and Security Instruments. Borrower has not and no Subsidiary has, during the preceding five years, entered into any contract, agreement, security instrument or other document using a name other than, or been known by or otherwise used any name other than, the name used by Borrower and its Subsidiaries in the Loan Documents and as set forth on Schedule 9(x) attached hereto.

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(y) Taxpayer Identification Number. Borrower’s Taxpayer Identification No., each Subsidiary’s Taxpayer Identification No., and each Guarantor’s Taxpayer Identification No. is as set forth on Schedule 9(y).

(z) State of Formation. Borrower is a corporation organized under the laws of the State of Texas. The Subsidiaries are corporations, limited liability companies, or partnerships organized under the laws of the states set forth on Schedule 9(z) or otherwise disclosed to the Agent in writing.

(aa) Binding Obligations. This Agreement does, and the Notes and other Loan Documents to which the Borrower is a party upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms (except that enforcement may be subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and subject to availability of equitable remedies).

(bb) Not A Utility. The Borrower is not an entity engaged in the State of Texas in the (i) generation, transmission, or distribution and sale of electric power; (ii) transportation, distribution and sale through a local distribution system of natural or other gas for domestic, commercial, industrial, or other use; (iii) ownership or operation of a pipeline (other than gas gathering systems) for the transmission or sale of natural or other gas, crude oil or petroleum products to other pipeline companies, refineries, local distribution systems, municipalities, or industrial consumers; (iv) provision of telephone or telegraph service to others; (v) production, transmission, or distribution and sale of steam or water; (vi) operation of a railroad; or (vii) provision of sewer service to others.

(cc) Sanctioned Persons. To the best of the Borrower’s knowledge and belief, neither the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(dd) Security Instruments. To the best of the Borrower’s knowledge and belief, the Mortgages are effective to create in favor of the Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien on all of the Borrower’s and each Guarantor’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 9(dd), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Guarantor in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 12(b).

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10. Conditions of Lending.

(a) Initial Advance. The obligation of the Lenders to make the initial Advance is subject to the receipt by the Agent and the Lenders of the following documents (in sufficient original counterparts, other than the Notes, for each Lender) and satisfaction of the other conditions provided in this Section 10(a), each of which shall be satisfactory to the Agent in form and substance:

(i) A certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (A) resolutions of its board of directors with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (B) the officers of each Loan Party (1) who are authorized to sign the Loan Documents to which such Loan Party is a party and (2) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (C) specimen signatures of the authorized officers, and (D) the organization documents, and the certificate of formation of each Loan Party, certified as being true and complete. The Agent and the Lenders may conclusively rely on such certificate until the Agent receives notice in writing from the Borrower to the contrary.

(ii) Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of each Loan Party.

(iii) [Intentionally deleted]

(iv) The Notes, duly completed and executed.

(v) The Security Instruments or amendments thereto or ratifications thereof, including with respect to those described on Exhibit E, duly completed and executed in sufficient number of counterparts for recording, if necessary.

(vi) A certificate of insurance coverage of the Loan Parties evidencing that each Loan Party carries insurance in accordance with Section 9(r).

(vii) The Agent shall have obtained appropriate UCC searches the result of which are satisfactory to the Agent.

(viii) All consents in form and substance satisfactory to all Lenders and of all Persons required by the Lenders.

(ix) The Agent shall have received, in form and substance satisfactory to the Agent, (A) the Eagle Ford Acquisition Documents, (B) evidence that the Eagle Ford Acquisition will close concurrently with this Agreement, (C) title information as the Agent may reasonably require setting forth the status of title to the Oil and Gas Properties acquired under the Eagle Ford Acquisition Documents

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and (D) a Mortgage covering the Oil and Gas Properties acquired under the Eagle Ford Acquisition Documents.

(x) [Intentionally deleted]

(xi) Such other documents, in form and substance satisfactory to the Agent, as the Agent or any Lender or special counsel to the Agent may reasonably request.

(xii) Fees. The Agent shall have received payment of (1) all reasonable fees and expenses owed by the Borrower to the Agent, Issuing Lender and the Lenders, including without limitation, the reasonable fees and expenses of Winstead PC, to the extent invoices for such have been delivered to the Borrower prior to the date of this Agreement, (2)(a) a facility increase fee with respect to the Revolving Loans in the amount of $87,500 and (b) an upfront fee with respect to the Term Loan in the amount of $125,000 and (3) all other reasonable fees agreed to be paid.

(b) Initial and Subsequent Loans and Letters of Credit. The obligation of the Lenders to make Loans to the Borrower hereunder and to issue, renew, extend or reissue Letters of Credit for the account of the Borrower (including the initial Advance) is subject to the further conditions precedent that, as of the date of such Loans (or date such Letters of Credit are issued, renewed, extended, or reissued) and after giving effect thereto:

(i) no Default shall exist;

(ii) no Material Adverse Effect shall have occurred;

(iii) the representations and warranties made by the Borrower in Section 9 and in the Loan Documents shall be true on and as of the date of the making of such Loans or issuance, renewal, extension or reissuance of a Letter of Credit with the same force and effect as if made on and as of such date and following such new borrowing, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders may expressly consent in writing to the contrary; and

(iv) after giving effect to the requested borrowing or borrowings (or the Letters of Credit being issued, renewed, extended, or reissued), the outstanding amount of all Revolving Loans and Letter of Credit Exposure would not exceed the Borrowing Base.

Each request for a borrowing or issuance, renewal, extension or reissuance of a Letter of Credit by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in Section 10(b)(iii) (both as of the date of such notice and, unless the Borrower otherwise notifies the Agent prior to the date of and immediately following such borrowing or issuance, renewal, extension or reissuance of a Letter of Credit as of the date thereof).

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(c) Conditions Precedent for the Benefit of Lenders. All conditions precedent to the obligations of the Lenders to make any Loans are imposed hereby solely for the benefit of the Lenders, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make any Loan in the absence of strict compliance with such conditions precedent.

(d) No Waiver. No waiver of any condition precedent shall preclude the Agent or the Lenders from requiring such condition to be met prior to making any subsequent Loans.

11. Affirmative Covenants.

The Borrower covenants and agrees that, so long as any of the Revolving Credit Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder or under the Loan Documents, and until the Lenders have no further Letter of Credit Exposure:

(a) Reporting Requirements. The Borrower shall deliver, or shall cause to be delivered, to the Agent with sufficient copies of each for the Lenders:

(i) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower (including the fiscal year ended December 31, 2010, which statements shall instead be delivered on or before May 31, 2011), the audited consolidated statements of income, shareholders’ equity, changes in financial position and cash flows of the Borrower and its Subsidiaries for such fiscal year, and the related consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related unqualified opinion of independent public accountants of recognized standing acceptable to the Agent, which opinion shall state that said audited Financial Statements fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the end of, and for, such fiscal year and that such Financial Statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception.

(ii) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower (including the fiscal quarter ended March 31, 2011, which statements shall instead be delivered on or before June 15, 2011), consolidated statements of income, shareholders’ equity, changes in financial position and cash flows of the Borrower and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding

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period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said Financial Statements fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments, including tests for impairment of assets, and to the lack of footnotes), together with calculations confirming the Borrower’s compliance with all financial covenants, certified by a senior financial officer of Borrower.

(iii) Annual Budget. As available and upon reasonable request from the Agent, the annual budget approved by the Borrower.

(iv) Notice of Default, Etc. Promptly after the Borrower knows that any Default or any Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Borrower proposes to take with respect thereto.

(v) Other Accounting Reports. As available and upon reasonable request from the Agent, promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower (or its board of directors or other governing body) to such letter or report.

(vi) SEC Filings, Etc. If at any time applicable, promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Borrower to its shareholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Borrower with or received by the Borrower in connection therewith from any securities exchange or the SEC or any successor agency.

(vii) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this section.

(viii) Notices Pertaining to Mandatory Prepayments. If at any time the Borrower has knowledge of any occurrences or transactions referred to in Section 7(b)(ii) giving rise to net proceeds that require a mandatory prepayment, the Borrower will within three Business Days give written notice to the Agent, in such detail as reasonably requested by the Agent, describing the relevant occurrence or transaction and the net proceeds thereof.

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(ix) Notices of Damage to Oil and Gas Properties. The Borrower will promptly notify the Agent of any damage to the Oil and Gas Properties in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in aggregate per occurrence and will keep the Oil and Gas Properties insured for the benefit of the Agent in accordance with the applicable insurance provisions of this Agreement.

(x) Monthly Lease Operating Reports. Upon reasonable request of the Agent, within thirty (30) days after the end of each month (the “Reported Month”), a monthly report, in form and substance satisfactory to the Required Lenders, indicating the Reported Month’s production volumes for each well on the Oil and Gas Properties of the Loan Parties, sales volumes, sales revenues, production taxes, operating expenses and net operating income from production from such Oil and Gas Properties, with detailed calculations and worksheets.

(xi) Other Matters. From time to time such other information regarding the business, affairs or financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Agent may reasonably request.

(xii) Commodity Hedging Agreements. Upon reasonable request of the Agent, a report, in form and substance satisfactory to the Agent, setting forth as of the last Business Day of the immediately preceding fiscal quarter a true and complete list of all Commodity Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), any new credit support agreements relating thereto not constituting Loan Documents or listed on Schedule 9(s), any margin required or supplied under any credit support document, and the counter party to each such agreement.

(xiii) After-Acquired Oil and Gas Properties. Within 30 days after the end of each fiscal quarter of the Borrower, a report listing all Oil and Gas Properties acquired by any Loan Party during such quarter; provided, however, such report shall only list Oil and Gas Properties that were (A) producing upon such acquisition, regardless of the acquisition price, or (B) were non-producing upon acquisition, but having an acquisition price of more than $10,000,000 in the aggregate.

The Borrower will furnish to the Agent, at the time it furnishes each set of Financial Statements pursuant to paragraph (a)(i) or (a)(ii) above, a Compliance Certificate executed by a Responsible Officer (x) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (y) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 12(l) and (m).

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(b) Litigation. The Borrower shall promptly give to the Agent notice of: (i) all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting the Borrower or any Subsidiary, except proceedings which, if adversely determined, would not have a Material Adverse Effect, and (ii) any litigation or proceeding against or adversely affecting the Borrower or any Subsidiary in which the amount involved is not covered in full by insurance (subject to normal and customary deductibles and for which the insurer has not assumed the defense), or in which injunctive or similar relief is sought, except litigation or proceedings which, if adversely determined, would not have a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, promptly notify the Agent and each of the Lenders of any claim, judgment, Lien or other encumbrance affecting any Property of the Borrower or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $100,000.00.

(c) Maintenance, Etc.

(i) Generally. The Borrower shall and shall cause each Subsidiary to: preserve and maintain its corporate existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, permit representatives of the Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Agent (as the case may be) at the Borrower’s expense; and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, environmental risk insurance to the extent reasonably available. The Borrower shall promptly obtain endorsements to such insurance policies naming “Comerica Bank, as the Agent for the Lenders” as joint loss payee, additional insured, and containing provisions that such policies will not be canceled without thirty (30) days prior written notice having been given by the insurance company to the Agent.

(ii) Proof of Insurance. Contemporaneously with the delivery of the Financial Statements required by Section 11(a)(i) to be delivered for each year, the Borrower will furnish or cause to be furnished to the Agent and the Lenders a certificate of insurance coverage, showing coverage as required by

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Section 11(c)(i), from Borrower’s insurance agent or broker or from the insurer, in form and substance satisfactory to the Agent and, if reasonably requested, will furnish the Agent and the Lenders copies of the applicable policies.

(iii) Operation of Properties. The Borrower will and will cause each Subsidiary to, at its own expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Oil and Gas Properties and other material Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Oil and Gas Properties and other material Properties will be fully preserved and maintained, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts. The Borrower will and will cause each Subsidiary to promptly: (A) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, (B) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, (C) cause each Subsidiary to do all other things necessary to keep unimpaired in all material respects, except for Liens described in Section 12(b), its rights with respect to its Oil and Gas Properties and other material Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and except for dispositions permitted by Sections 12(e) or (o). The Borrower will and will cause each Subsidiary to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements. Notwithstanding the foregoing, with respect to those Mortgaged Properties which are being operated by operators other than the Borrower or its Subsidiary, the Borrower shall not be obligated to perform any undertakings contemplated by the covenants and agreements contained herein which are performable only by such operators and are beyond the control of the Borrower; provided, however, the Borrower agrees to promptly take all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such undertakings required to be performed hereunder.

(d) Environmental Matters.

(i) Establishment of Procedures. The Borrower will and will cause each Subsidiary to establish and implement such procedures as may be reasonably

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necessary to continuously determine and assure that any failure of the following does not have a Material Adverse Effect: (A) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (B) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (C) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (D) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(ii) Notice of Action. The Borrower will promptly notify the Agent and the Lenders in writing of any material threatened action, investigation or inquiry by any Governmental Authority of which the Borrower has knowledge in connection with any Environmental Laws, excluding routine testing and corrective action.

(e) Further Assurances. The Borrower will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of this Agreement and the other Loan Documents. The Borrower at its expense will and will cause each Subsidiary to promptly execute and deliver to the Agent upon reasonable request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in this Agreement and the other Loan Documents, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Loan Documents, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

(f) [Reserved.]

(g) Reserve Reports.

(i) On April 1 and October 1 of each year commencing October 1, 2011, the Borrower shall furnish to the Agent and the Revolving Lenders a Reserve Report dated January 1 of that year for the Reserve Report due April 1 and dated July 1 of that year for the Reserve Report due October 1. The Reserve Report due each April 1 shall be prepared or audited by certified independent petroleum engineers or other independent petroleum consultant(s) acceptable to the Agent. The Reserve Report due each October 1 shall be made under the supervision of the appropriate officer of the Borrower who shall certify such

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Reserve Report to be true and accurate and to be prepared in accordance with the standards of the Society of Petroleum Engineers.

(ii) In the event of an Unscheduled Redetermination, the Borrower shall furnish to the Agent and the Revolving Lenders a Reserve Report prepared by or under the supervision of the appropriate officer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the standards of the Society of Petroleum Engineers. For any Unscheduled Redetermination requested by the Agent pursuant to Section 6(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Agent as soon as possible, but in any event no later than sixty (60) days following the receipt of the request by the Agent. For any Unscheduled Redetermination requested by the Borrower pursuant to Section 6(b), the “as of” date shall be not more than 120 days preceding the date of delivery of the corresponding Reserve Report.

(iii) With the delivery of each Reserve Report, the Borrower shall provide to the Agent and the Revolving Lenders a certificate from a Responsible Officer certifying that, to the best of his knowledge and in all material respects: (A) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (B) the Borrower owns good and defensible title to the Mortgaged Properties evaluated in such Reserve Report (which shall note which Oil and Gas Properties are Mortgaged Properties) and such Properties are free of all Liens except for Liens permitted by Section 12(b), (C) except as set forth on an Exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Mortgaged Properties evaluated in such Reserve Report which would require the Borrower to deliver Hydrocarbons produced from such Mortgaged Properties at some future time without then or thereafter receiving full payment therefor, (D) none of its Mortgaged Properties evaluated in the most recent previous Reserve Report have been sold since the date of the last Borrowing Base determination except as set forth on an Exhibit to the certificate, which certificate shall list all of its Mortgaged Properties sold and in such detail as reasonably required by the Required Revolving Lenders, (E) attached to the certificate is a list of its Mortgaged Properties added to and deleted from the immediately prior Reserve Report and a list showing any change in working interest or net revenue interest in its Mortgaged Properties occurring and the reason for such change, and (F) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower from its Mortgaged Properties.

(h) Title Information and Mortgage Coverage.

(i) Delivery. On or before the delivery to the Agent and the Revolving Lenders of each Reserve Report required by Section 11(g)(i), the Borrower will deliver title information in form and substance acceptable to the Agent covering enough of the Oil and Gas Properties of Borrower and its Subsidiaries evaluated by such Reserve Report that were not included in the

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immediately preceding Reserve Report, so that the Agent shall have received together with title information previously delivered to the Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report and constituting Mortgaged Properties.

(ii) Cure of Title Defects. Upon reasonable request by the Agent, the Borrower shall cure any title defects or exceptions which are not Permitted Liens raised by such information and which in the sole discretion of the Agent render the title to the Mortgaged Properties covered by such information not good and defensible, or substitute acceptable Mortgaged Properties with no title defects or exceptions except for Permitted Liens covering Mortgaged Properties of an equivalent value, within ninety (90) days after a reasonable request by the Agent or the Lenders to cure such defects or exceptions.

(iii) Failure to Cure Title Defects. If the Borrower is unable to cure any title defect required to be cured under Section 11(h)(ii) above as reasonably requested by the Agent or the Lenders to be cured within the 90-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report and constituting Mortgaged Properties, such default shall not be a Default or an Event of Default, but instead the Agent and the Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Agent or the Lenders. To the extent that the Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the time period in Section 11(h)(ii) has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Agent with the concurrence of the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

(i) Collateral.

(i) Collateral. The Obligations shall be secured by a perfected first priority Lien (subject only to Permitted Liens) granted to the Agent for the benefit of the Lenders in (A) no less than 80% of the value of Oil and Gas Properties owned by the Borrower or any Subsidiary as of December 31, 2010, to which proven reserves of oil or gas are attributed in the Reserve Report as of such date; (B) pursuant to Section 11(i)(ii), any Oil and Gas Properties that are acquired by the Borrower or any Subsidiary after the Closing Date to the extent that no less than 80% of the value of the Oil and Gas Properties owned by the Borrower or any Subsidiary to which proven reserves of oil or gas are attributed in the most recently delivered Reserve Report are subject to a perfected first priority Lien (subject only to Permitted Liens) in favor of the Agent for the benefit of the

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Lenders; and (C) all tangible and intangible personal property of the Borrower or any Guarantor located on or related to the Mortgaged Properties, all accounts receivable and other proceeds arising from the sale of Hydrocarbons produced from the Mortgaged Properties and the stock or ownership interests directly or indirectly owned by the Borrower in all its Subsidiaries (existing and future) to the extent a security interest therein can be obtained under the Uniform Commercial Code.

(ii) Liens in Acquired Oil and Gas Properties. Should the Borrower or any Subsidiary acquire any additional producing Oil and Gas Properties or Oil and Gas Properties having an acquisition price of more than $10,000,000 in the aggregate in any fiscal quarter of the Borrower if non-producing upon acquisition, the Borrower or such Subsidiary will grant to the Agent as security for the Obligations a first-priority Lien (subject only to Permitted Liens) in such Oil and Gas Properties, which Lien will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements, or other Security Instruments to the extent necessary to be in compliance with this Section 11(i), all in form and substance satisfactory to the Agent in its sole discretion and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(iii) Title Information. Upon reasonable request by the Agent in connection with the granting of the Lien on Oil and Gas Properties referred to in Section 11(i)(i) or (ii) above, the Borrower will provide to the Agent title information in form and substance reasonably satisfactory to the Agent with respect to the Borrower’s or such Subsidiary’s interests in such Oil and Gas Properties, provided that the Borrower will not be required to provide title information for more than 80% of the value of the Mortgaged Properties of Borrower and its Subsidiaries to which proven reserves of oil or gas are attributed.

(iv) Legal Opinions. Promptly after the filing of any new Security Instrument in any state, upon the reasonable request of the Agent, the Borrower will provide to the Agent an opinion addressed to the Agent for the benefit of the Lenders in form and substance satisfactory to the Agent in its sole discretion, from counsel acceptable to the Agent, stating that the Security Instrument is valid, binding, and enforceable in accordance with its terms in legally sufficient form for such jurisdiction.

(j) Production Proceeds.

(i) In order to secure further the performance by Borrower of its obligations hereunder and the repayment of the Obligations and to effect and facilitate the Lenders’ right of offset, the Borrower shall, upon reasonable request of the Required Lenders after an Event of Default, execute such forms, authorizations, documents and instruments, and do such other things from time to time, as the Required Lenders shall reasonably request, in order to require that pipeline companies, operators of the Mortgaged Properties and others

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(collectively, the “Purchasers”) purchasing (or acting as agents for, or making payments on behalf of, those purchasing) the oil, gas and other Hydrocarbons produced or to be produced from, or relating to, the Mortgaged Properties, deliver to a lock box to which the Agent has sole access all checks, cash, proceeds and monies (collectively, the “Proceeds”) now or hereafter payable by the Purchasers (or any of them) on account of oil, gas or other minerals produced from or relating to the Mortgaged Properties.

(ii) After the occurrence of an Event of Default, the Required Lenders may require that all Proceeds be delivered to such a lock box. The Agent shall then deposit all Proceeds in a cash collateral account at the Agent styled “Matador Production Account”. Thereafter the Borrower shall, upon receipt, deposit in the Matador Production Account all such payments and monies which the Borrower receives directly from any Purchaser relating to the Mortgaged Properties. The Borrower’s obligation to pay the amounts due under the Loans (both principal and interest) shall be absolute, and such amounts shall be due and payable notwithstanding the fact that the funds received by the Agent are insufficient to pay such amounts.

(iii) If, after an Event of Default, the Required Lenders cause the Proceeds to be paid to the Matador Production Account, then, not less often than monthly, the Borrower shall submit to the Agent an itemized statement of operating costs and expenses, royalty payments and severance or production taxes required to be paid by the Borrower out of the Proceeds. The application by the Agent of such Proceeds shall, unless the Required Lenders shall agree otherwise in writing, be first to the payment of royalty payments due on the Mortgaged Properties (to the extent the Agent has received funds for royalty owners) and production and severance taxes on such Proceeds to the extent the same have not been withheld by the purchasers of production, second transfer to the Borrower’s operating account sufficient funds for the Borrower to pay the amount of operating costs and overhead expenses related to the operation of the Mortgaged Properties set forth in such itemized statement, provided that such costs and expenses shall, in the Agent’s sole discretion exercised in good faith, be reasonable and relate to the Mortgaged Properties, third to the payment of reasonable costs and expenses due the Lenders or the Agent under this Agreement, fourth to the payment of accrued interest due on the Notes and last to the payment of the principal then due on the Notes. Agent shall account for all monies received and applied hereunder. After an Event of Default all Proceeds held by the Agent after any transfer described in the second preceding sentence shall remain deposited in the Matador Production Account and shall secure repayment of the Notes or any other Obligations. The Borrower shall not have any right to withdraw funds from the Matador Production Account.

(iv) The Borrower hereby irrevocably authorizes and directs the Agent to charge, at its discretion, from time to time the Matador Production Account and any other accounts of the Borrower at the Agent for amounts due to the Agent or Lenders hereunder. The Agent is hereby further authorized, in its own name or

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the name of the Borrower at any time, to notify any or all parties obligated with respect to the Mortgaged Properties to make all payments due or to become due thereon directly to the Agent. With or without such general notification, the Agent may take or bring in the Borrower’s name or that of the Agent or Lenders all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to effect possession or collection of payments.

(v) Regardless of any provision hereof, however, the Agent and Lenders shall never be liable for its or their failure to collect or for its or their failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Mortgaged Properties or sums due or paid thereon nor shall Agent or Lenders be under any obligation whatsoever to anyone by virtue of its security interests and Liens relating to the Mortgaged Properties.

(vi) Issuance by the Agent of a receipt to any Person obligated to pay any amounts to the Borrower shall be a full and complete release, discharge and acquittance to such person to the extent of any amount so paid to the Agent. The Agent is hereby authorized and empowered on behalf of the Borrower to endorse the name of the Borrower upon any check, draft, instrument, receipt, instruction or other document or items, including, but not limited to, all items evidencing payment upon any indebtedness of any person to the Borrower coming into the Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. The Agent is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions or other documents, agreements or items on behalf of the Borrower, after an Event of Default, as shall be deemed by the Agent to be necessary or advisable, in the sole discretion of the Agent, to protect the Lenders’ security interests and Liens in the Mortgaged Properties or the repayment of the Obligations, and the Agent shall not incur any liability in connection with or arising from its exercise of such power of attorney.

(k) Mortgage Title Opinions. Upon reasonable request by the Agent and within sixty (60) days thereafter, the Borrower shall cause to be delivered to the Agent title opinions satisfactory to the Agent supplementing the opinions delivered pursuant to Section 11(i)(iv) above and showing the Lien of the Security Instruments covering the Mortgaged Property to be first and prior and subject to no exceptions not reflected in such prior title opinions.

(l) ERISA Information and Compliance. Upon the Agent’s reasonable request, the Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Agent with sufficient copies to the Lenders (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in Section 406 of ERISA or in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the

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nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (x) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of Section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of Section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (y) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

(m) Guaranty Agreements. Except for Matador Holdco, Inc. and Matador Merger Co., the Borrower will cause each of its Subsidiaries, whether newly formed, hereafter acquired, or otherwise existing, within 30 days of the creation or acquisition thereof, to become a Guarantor hereunder by way of a Guaranty Agreement in form and substance satisfactory to the Agent.

12. Negative Covenants.

The Borrower covenants and agrees that, so long as any of the Revolving Credit Commitments are in effect and until payment in full of Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder, or under the Loan Documents, and until the Lenders have no further Letter of Credit Exposure:

(a) Debt and Hedging. Neither the Borrower nor any Subsidiary will incur, create, assume or permit to exist any Debt, except:

(i) the Notes or other Obligations;

(ii) Debt of the Borrower existing on the Closing Date which is reflected in the Financial Statements or is disclosed in Schedule 12(a), and any renewals or extensions (but not increases) thereof;

(iii) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as shall be required by GAAP have been made therefor;

(iv) obligations to royalty, overriding and working interest owners, joint interest obligations, trade payables, purchase money obligations, capitalized lease obligations and other lease operating expenses incurred in the ordinary course of business which are not past due;

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(v) an aggregate amount of other indebtedness at any time outstanding of not more than 10% of the amount of the Borrowing Base from time to time;

(vi) indebtedness of Borrower pursuant to Commodity Hedging Agreements; provided that such transactions shall be entered into for business purposes and not for the purpose of speculation and provided such transactions shall not otherwise be prohibited hereby;

(vii) Debt associated with bonds or sureties provided to any Governmental Authority or to any other Person in connection with the operation of the Oil and Gas Properties; and

(viii) Debt in the form of obligations for the deferred purchase price of Property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established.

(b) Liens. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(i) Liens securing the payment of any Obligations;

(ii) Permitted Liens;

(iii) Liens disclosed on Schedule 12(b); and

(iv) Liens on cash or securities of the Borrower securing the Debt described in Section 12(c).

(c) Investments, Loans and Advances. Neither the Borrower nor any Subsidiary will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

(i) investments, loans or advances existing on the Closing Date reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 12(c);

(ii) accounts receivable arising in the ordinary course of business, and promissory notes or other similar obligations taken in settlement or compromise thereof;

(iii) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

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(iv) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard & Poor’s Corporation or Moody’s Investors Service, Inc.;

(v) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $200,000,000 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively;

(vi) deposits in money market funds investing exclusively in investments described in Section 12(c)(iii), (iv) or(v);

(vii) investments, loans or advances made by the Borrower in or to its Subsidiaries, provided such Subsidiaries are Guarantors, or become Guarantors promptly (and, in any event, within 30 days) upon the Borrower’s acquisition thereof;

(viii) other investments, loans or advances not to exceed in the aggregate at any time an amount equal to 10% of the amount of the Borrowing Base from time to time;

(ix) Commodity Hedging Agreements permitted to be incurred pursuant to Section 12(a); and

(x) advances to employees for travel, meals and entertainment expenses in the ordinary course of business and loans to employees for the purpose of exercise of stock options, all of which in the aggregate outstanding at any time shall not exceed 10% of the amount of the Borrowing Base.

(d) Dividends, Distributions and Redemptions. The Borrower will not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its stock or other equity interests now or hereafter outstanding, return any capital to its shareholders or other equity holders or make any distribution of its assets to its shareholders or other equity holders, provided, if no Default exists or is caused hereby, that the Borrower will be entitled (i) to declare and pay dividends on its Class B common stock as specified in its corporate documents, (ii) to repurchase stock from employees whose employment has been voluntarily or involuntarily terminated and (iii) to repurchase stock from time to time from its shareholders in amounts not to exceed $5,000,000 in any calendar year.

(e) Sale of Mortgaged Properties. The Borrower will not, and will not permit any Subsidiary to, sell, dispose, convey or otherwise transfer any Mortgaged Properties unless: (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition

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shall be equal to or greater than the fair market value of the Mortgaged Property or interest therein (as reasonably determined by the board of directors of the Borrower and, if reasonably requested by the Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) proceeds shall be applied as directed in Section 7(b)(ii)(A), (iv) if such sale or other disposition of Mortgaged Property or Subsidiary owning Mortgaged Properties included in the Borrowing Base and in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates has a fair market value in excess of $250,000 (as determined by the Agent), individually or in the aggregate, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Mortgaged Property in the most recently delivered Reserve Report and (v) if, upon such reduction in the Borrowing Base, a Borrowing Base deficiency exists, then the Borrower shall reduce the total outstanding Revolving Loans and Letter of Credit Exposure in an amount equal to such Borrowing Base deficiency by prepaying the Revolving Loans outstanding hereunder.

(f) Nature of Business. Neither the Borrower nor any Subsidiary will allow any material change to be made in the character of its business as an oil and gas exploration and production company and related businesses, including without limitation, the gas gathering business.

(g) [Reserved.]

(h) Mergers, Etc. Neither the Borrower nor any Subsidiary will merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom (i) any Subsidiary may merge with (A) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Subsidiaries, provided that the continuing or surviving Person is a Guarantor; (ii) any Loan Party may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party; and (iii) the Borrower may reorganize into a holding company structure pursuant to Section 10.005 of the Texas Business Organizations Code on terms and conditions satisfactory to the Agent, provided that the Agent shall have received, in form and substance satisfactory to the Agent, (A) Security Instruments executed by the wholly-owned Subsidiary of the Borrower, which shall become the parent of the Borrower and thereupon be renamed Matador Resources Company (the “Holding Company”) and each other Loan Party created by such reorganization, together with UCC-1 financing statements naming such parties as debtors, (B) a Guaranty executed by the Holding Company and each other Loan Party created by such reorganization, (C) a ratification by the Borrower and each other Loan Party of their respective obligations under the Loan Documents, (D) UCC-3 amendments reflecting the changes to the Loan Parties as a result of such reorganization, (E) corporate resolutions or similar evidence of authorization of the Borrower, the Holding Company and each other Loan Party (whether now existing or created in such reorganization) to execute and deliver the foregoing documents and otherwise consummate the transactions contemplated hereby and thereby and (F) certified

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organizational documents of the Borrower, the Holding Company and each other Loan Party created or the corporate structure of which is affected by such reorganization.

(i) Proceeds of Notes. The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 9(g). Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

(j) ERISA Compliance. The Borrower will not at any time:

(i) Engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(ii) Terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC;

(iii) Fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

(iv) Permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan;

(v) Permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA;

(vi) Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any multiemployer Plan;

(vii) Acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate

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with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(viii) Incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(ix) Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(x) Amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

(k) Sale or Discount of Receivables. Neither the Borrower nor any Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

(l) Current Ratio. The Borrower will not permit its ratio of (A) consolidated Current Assets (which shall be deemed to include availability of Revolving Loans) to (B) consolidated Current Liabilities (which shall exclude principal payments on the Loans) to be less than 1.0 to 1.0 at any time.

(m) Debt to EBITDA Ratio. Commencing with the fiscal quarter ended March 31, 2011, the Borrower will not permit its Debt to EBITDA Ratio as of the end of any fiscal quarter of the Borrower (calculated quarterly at the end of each fiscal quarter) to be more than 4.00 to 1.0.

(n) Environmental Matters. Neither the Borrower nor any Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property, where such violations or remedial obligations would have a Material Adverse Effect.

(o) Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or

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exchange of Property or the rendering of any service, with any Affiliate (other than Borrower or a Subsidiary) unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

(p) Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, create any additional Subsidiaries unless such Subsidiaries, within 30 days after acquisition or creation, become Guarantors in accordance with Section 11(m), other than Matador Holdco, Inc. and Matador Merger Co. The Borrower shall not and shall not permit any Subsidiary to sell or to issue any stock or ownership interest of a Subsidiary, except to the Borrower or any Guarantor and except in compliance with Section 12(c).

(q) Negative Pledge Agreements. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments and Commodity Hedging Agreements with a Lender or an Affiliate of a Lender) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property (except for customary anti-assignment clauses applying only to contracts or agreements containing such clauses and entered into in the ordinary course of business) or restricts any Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons to do any of the foregoing.

(r) Take-or-Pay or Other Prepayments. The Borrower will not allow take-or-pay or other prepayments with respect to the production of Hydrocarbons from the Mortgaged Properties of the Borrower, any of its Subsidiaries, or any Guarantor.

(s) Organization Documents. The Borrower will not amend or permit to be amended its organization documents without the prior written consent of the Required Lenders.

(t) Ownership of Subsidiaries. The Borrower shall not fail to pledge, assign, deliver, and transfer to the Agent for the benefit of the Lenders, and grant to the Agent for the benefit of the Lenders, a continuing security interest in 100% of the stock or other ownership interests in the Subsidiaries existing as of the date hereof and any Subsidiaries the Borrower shall create, acquire or otherwise own hereafter.

(u) Change in Borrower’s, any of its Subsidiaries’ or any Guarantor’s Name or State of Formation. Without the prior written notice to the Agent, (i) the Borrower will not (nor permit any Subsidiary or Guarantor to) change its name, identity or place of organization and (ii) the Borrower will not (nor permit any Subsidiary or Guarantor to) engage in any other business or transaction under any name other than Borrower’s, any Guarantor’s, or each Subsidiary’s name, respectively, hereunder. Prior to doing any of the aforesaid, the Borrower shall provide (or cause each Subsidiary or Guarantor to provide) to the Agent all assignments, certificates, financing statements, financing statement amendments or other documents determined necessary in the Agent’s sole judgment to

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protect and continue the Agent’s interest in the collateral pledged by Borrower, any of its Subsidiaries, any Guarantor, or any other party to secure the Obligations.

(v) Hedging. Borrower will not enter into any Commodity Hedging Agreement or any other advance payment agreement or arrangement pursuant to which Borrower, having received full or substantial payment of the purchase price for a specified quantity of Hydrocarbons upon entering such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons pursuant to and during the term of such agreement or arrangement; provided, however, Borrower may enter into Commodity Hedging Agreements if:

(i) no more than 85% of Borrower’s monthly total anticipated proved production for the next 48 months, as determined according to the most current Engineering Report delivered pursuant to Section 11(g), is subject to such agreements;

(ii) such agreements have maturities not exceeding forty-eight (48) months;

(iii) the counter party to each such agreement is either a Lender or an Affiliate of a Lender or is a party that has, at inception of the particular Commodity Hedging Agreement, an investment grade debt rating as rated by Standard & Poor’s or by Moody’s Rating Service; and

(iv) Borrower shall grant to Agent for the benefit of Lenders and Issuing Lender a first priority security interest in all of Borrower’s rights in the Commodity Hedging Agreements and all proceeds thereof.

13. Events of Default; Remedies.

(a) Events of Default. Any one or more of the following events shall constitute an “Event of Default”:

(i) The Borrower shall fail to pay when due or declared due any part of the principal of or interest on the Notes and any such payment default shall continue for more than one Business Day;

(ii) The Borrower shall fail to pay when due any fee or other Obligations of the Borrower incurred pursuant to this Agreement or any other Loan Document or any reimbursement obligation under any Letter of Credit, and any such payment default shall continue for more than five Business Days after the earlier of (A) notice of demand therefor or (B) Borrower’s or any Subsidiary’s knowledge that such payment is past due;

(iii) Any representation or warranty under the Loan Documents, including this Agreement, or in any certificate or statement furnished or made to the Agent or Lenders pursuant hereto, or in connection herewith, or in connection

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with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made, or any representation, statement (including financial statements), certificate, report or other data furnished or made under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified (except as such information shall have specifically been replaced or modified);

(iv) Payment default or default that would permit acceleration shall be made in respect of any obligations for borrowed money in excess of $500,000 in the aggregate, other than the Notes, for which the Borrower is liable (directly, by assumption, as guarantor or otherwise), or any other obligations in excess of $500,000 in the aggregate secured by any mortgage, pledge or other Lien with respect thereto on any asset or property of the Borrower, or in respect of any agreement relating to any such obligation, and such default shall continue beyond any applicable grace period; or

(v) A judgment for the payment of money in excess of $500,000 is rendered by any court or other governmental body against the Borrower and Borrower does not discharge the judgment or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within sixty (60) days from the date of entry thereof, and within said period of sixty (60) days from the date of entry thereof or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under GAAP; or

(vi) A Change of Control shall occur; or

(vii) the Borrower shall default in the performance of any of its obligations under Sections 11(a), (b), (g), (h), (i), (k), and 12 of this Agreement, except for Sections 12(j) and (n), which shall be subject to the provisions of Section 13(a)(viii);

(viii) the Borrower, any of its Subsidiaries, or any Guarantor shall default in the performance of their obligations under any other provisions of the Loan Documents (except as otherwise governed by Section 13(a)(i), (ii) and (vii)) and such default shall continue unremedied for a period of 30 days after the notice thereof to the Borrower by the Agent or any Lender (through the Agent); or

(ix) the Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(x) An involuntary petition or complaint is filed against the Borrower or any Subsidiary seeking bankruptcy or reorganization of the Borrower or any Subsidiary or the appointment of a receiver, custodian, trustee, intervener or liquidator of Borrower or any Subsidiary, or of all or a substantial part of its assets

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and is not dismissed within 60 days; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of the Borrower or any Subsidiary or appointing a receiver, custodian, trustee, intervener or liquidator of Borrower or any Subsidiary, or of all or a substantial part of its assets; or the Borrower or any Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) for Borrower or any Subsidiary or a substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any actions specifically in furtherance of the foregoing; or

(xi) the Borrower shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) make a general assignment for the benefit of its creditors, (C) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (D) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (E) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (F) take any corporate action for the purpose of effecting any of the foregoing; or

(xii) the Security Instruments after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower shall so state in writing; or

(xiii) Any Guarantor takes, suffers, or permits to exist any of the events or conditions referred to in paragraphs (viii), or (ix) or if any provision of any guaranty agreement related thereto shall for any reason cease to be valid and binding on Guarantor or if Guarantor shall so state in writing.

(b) Remedies.

(i) In the case of the occurrence of an Event of Default other than one referred to in clause (ix), (x) or (xi) of Section 13(a), the Agent, upon request of the Required Lenders, shall, by notice to the Borrower, cancel the Revolving Credit Commitments (in whole or part) and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without

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limitation the payment of cash collateral to secure the Letter of Credit Exposure as provided in Section 2(i)(ii) but not including Obligations under any Commodity Hedging Agreement which shall be governed by and due in accordance with the provisions thereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(ii) In the case of the occurrence of an Event of Default referred to in clause (ix), (x) or (xi) of Section 13(a), the Revolving Credit Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the Letter of Credit Exposure as provided in Section 2(i)(ii) but not including Obligations under any Commodity Hedging Agreement which shall be governed by and due in accordance with the provisions thereof) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(iii) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(A) first, to payment or reimbursement of that portion of the Obligations constituting reasonable fees, expenses and indemnities payable to the Agent in its capacity as such;

(B) second, pro rata to payment or reimbursement of that portion of the Obligations constituting reasonable fees, expenses and indemnities payable to the Lenders;

(C) third, pro rata to payment of accrued interest on the Loans;

(D) fourth, pro rata to payment of principal outstanding on the Loans and Obligations under the Commodity Hedging Agreements owing to a Lender or an Affiliate of a Lender;

(E) fifth, pro rata to any other Obligations;

(F) sixth, to serve as cash collateral to be held by the Agent to secure the Letter of Credit Exposure; and

(G) seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

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14. The Agent.

(a) Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its Agent hereunder and under the Security Instruments with such powers as are specifically delegated to the Agent by the terms of this Agreement and the Security Instruments, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 14(e) and the first sentence of Section 14(f) shall include reference to its Affiliates and its and its Affiliates’ officers, directors, employees, attorneys, accountants, experts and agents): (i) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of the Loan Documents be a trustee or fiduciary for any Lender; (ii) makes no representation or warranty to any Lender and shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of this Agreement, any Note, or any other Loan Document or any other document referred to or provided for herein or for any failure by the Borrower or any other Person (other than the Agent) to perform any of its obligations hereunder or thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower, its Subsidiaries or any other obligor or guarantor; (iii) except pursuant to Section 14(g) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith including its own ordinary negligence, except for its own gross negligence or willful misconduct. The Agent may employ agents, accountants, attorneys and experts and shall not be responsible for the negligence or misconduct of any such agents, accountants, attorneys or experts selected by it in good faith or any action taken or omitted to be taken in good faith by it in accordance with the advice of such agents, accountants, attorneys or experts. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Agent. The Agent is authorized to release any Collateral or Mortgaged Property that is permitted to be sold or released pursuant to the terms of the Loan Documents.

(b) Reliance by the Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone or telecopier) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.

(c) Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or of fees or failure to reimburse for Letter of Credit drawings) unless the Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default.” In the event that the Agent receives such a notice of

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the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders. In the event of a payment Default, the Agent shall give each Lender prompt notice of each such payment Default.

(d) Rights as a Lender. With respect to its Revolving Credit Commitments and the Loans made by it and its participation in the issuance of Letters of Credit, Comerica Bank (and any successor acting as the Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. Comerica Bank (and any successor acting as the Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent, and Comerica Bank and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

(e) Indemnification. The Lenders agree to indemnify the Agent, Arranger and the Issuing Lender ratably in accordance with their Weighted Percentage for the Indemnity Matters as described in Section 15(c) to the extent not indemnified or reimbursed by the Borrower under Section 15(c), but without limiting the obligations of the Borrower under said Section 15(c) and for any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, or reasonable costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent, the Arranger or the Issuing Lender in any way relating to or arising out of: (i) this Agreement, the Security Instruments, or any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder or (ii) the enforcement of any of the terms of this Agreement, any Security Instrument, or any other Loan Document or of any such other documents; whether or not any of the foregoing specified in this Section 14(e) arises from the sole or concurrent negligence of the Agent or the Issuing Lender, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent, the Arranger, or Issuing Bank.

(f) Non-Reliance on the Agent and other Lenders. Each Lender acknowledges and agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its decision to enter into this Agreement, and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the

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Notes, the Security Instruments, or any other Loan Document or any other document referred to or provided for herein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Agent or any of its Affiliates. In this regard, each Lender acknowledges that Winstead PC is acting in this transaction as special counsel to the Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each Lender will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(g) Action by the Agent. Except for action or other matters expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall (i) receive written instructions from the Required Lenders (or the Required Revolving Lenders or all of the Lenders as expressly required by Section 15(d)) specifying the action to be taken, and (ii) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions of the Required Lenders (or all of the Lenders as expressly required by Section 15(d)) and any action taken or failure to act pursuant thereto by the Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, the Agent shall take such action with respect to such Default as shall be directed by the Required Lenders (or the Required Revolving Lenders or all of the Lenders as required by Section 15(d)) in the written instructions (with indemnities) described in this Section 14(g), provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Agent be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, the Security Instruments, or any other Loan Document or applicable law.

(h) Resignation or Removal of the Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders (after consultation with the Borrower if no Event of Default then exists) shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of such appointment hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as the Agent, the

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provisions of this Section 14 and Section 15(c) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

15. Miscellaneous.

(a) Waiver. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(b) Notices. All notices and other communications provided for herein and in the other Loan Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Loan Documents) shall be given or made by telecopy, courier or U.S. Mail or in writing and telecopied, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or in the Loan Documents, except that for notices and other communications to the Agent other than payment of money, the Borrower need only send such notices and communications to the Agent at the Agent’s Office; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Loan Documents, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 5:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

If any Lender is a foreign bank, please forward a copy of the IRS form W-8BEN to the Agent.

(c) Payment of Expenses, Indemnities, Etc.

(i) The Borrower agrees:

(A) whether or not the transactions hereby contemplated are consummated, to pay all reasonable expenses of the Agent in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Agent and the Lenders with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel and other

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outside consultants for the Agent and, in the case of enforcement, the reasonable fees and disbursements of counsel for the Agent and any of the Lenders); and promptly reimburse the Agent for all amounts reasonably expended, advanced or incurred by the Agent or the Lenders to satisfy any obligation of the Borrower under this Agreement or any other Loan Document, including without limitation, all reasonable costs and expenses of foreclosure.

(B) to indemnify the Agent and each Lender and each of their Affiliates and each of their officers, directors, employees, representatives, Agents, attorneys, accountants and experts (“Indemnified Parties”) from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, the Indemnity Matters which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (1) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (2) the execution, delivery and performance of the Loan Documents, (3) the operations of the business of the Borrower and its Subsidiaries, (4) the failure of the Borrower or any Subsidiary to comply with the terms of any Loan Document or this Agreement, or with any Governmental Requirement, (5) any inaccuracy of any representation or any breach of any warranty of the Borrower or any Guarantor set forth in any of the Loan Documents, (6) the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, (7) the payment of a drawing under any Letter of Credit notwithstanding the non-compliance, non-delivery or other improper presentation of the manually executed draft(s) and certification(s), (8) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Instruments or (9) any other aspect of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, but excluding all Indemnity Matters arising solely by reason of claims between the Lenders or any Lender and the Agent or a Lender’s shareholders against the Agent or Lender or by reason of the gross negligence or willful misconduct on the part of the Indemnified Party; and

(C) to indemnify and hold harmless from time to time the Indemnified Parties from and against any and all losses, claims, cost recovery actions, administrative orders or proceedings, damages and liabilities to which any such Person may become subject (1) under any Environmental Law applicable to the Borrower or any Subsidiary or any of their Properties, including without limitation, the treatment or disposal

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of hazardous substances on any of their Properties, (2) as a result of the breach or non-compliance by the Borrower or any Subsidiary with any Environmental Law applicable to the Borrower or any Subsidiary, (3) due to past ownership by the Borrower or any Subsidiary of any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (4) the presence, use, release, storage, treatment or disposal of hazardous substances on or at any of the Properties owned or operated by the Borrower or any Subsidiary, or (5) any other environmental, health or safety condition in connection with the Loan Documents; provided, however, no indemnity shall be afforded under this Section 15(c)(i)(C) in respect of any Property for any occurrence arising from the acts or omissions of the Agent or any Lender during the period after which such Person, its successors or assigns shall have obtained possession of such Property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise).

(ii) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 15(c).

(iii) In the case of any indemnification hereunder, the Agent or Lender, as appropriate shall give notice to the Borrower of any such claim or demand being made against the Indemnified Party and the Borrower shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Borrower provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Borrower and such Indemnified Party.

(iv) THE FOREGOING INDEMNITIES SHALL EXTEND TO THE INDEMNIFIED PARTIES NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES. TO THE EXTENT THAT AN INDEMNIFIED PARTY IS FOUND TO HAVE COMMITTED AN ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THIS CONTRACTUAL OBLIGATION OF INDEMNIFICATION SHALL CONTINUE BUT SHALL ONLY EXTEND TO THE PORTION OF THE CLAIM THAT IS

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DEEMED TO HAVE OCCURRED BY REASON OF EVENTS OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

(v) The Borrower’s obligations under this Section 15(c) shall survive any termination of this Agreement and the payment of the Notes and shall continue thereafter in full force and effect.

(vi) The Borrower shall pay any amounts due under this Section 15(c) within thirty (30) days of the receipt by the Borrower of notice of the amount due.

(vii) The Borrower further agrees that the Agent’s and the Lenders’ liability to Borrower for failing to perform in accordance with the terms of this Agreement shall be limited to the actual, direct damages, proximately caused by the Agent’s or such Lender’s error or omission. Neither the Agent nor any Lender shall be liable in any event to the Borrower for any special, incidental or consequential damages which the Borrower may incur or suffer in connection with this Agreement, regardless of whether the Agent or such Lender knew of the likelihood of such loss or damage, and regardless of the basis, theory, or nature of the action on which the Borrower asserts a claim.

(d) Amendments, Etc. Any provision of this Agreement or any Security Instrument may be amended, modified or waived with the Borrower’s and the Required Lenders’ prior written consent; provided that (1) no amendment, modification or waiver which extends the final maturity of the Revolving Loans, allows the Borrowing Base to be increased without the consent of all Revolving Lenders, forgives the principal amount of any Obligations outstanding under this Agreement and owing to the Revolving Lenders, reduces the interest rate applicable to the Revolving Loans or fees payable to the Revolving Lenders generally (provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or any other amount payable by the Borrower hereunder, under any Loan Document or under any Note at the Default Rate) or affects Section 7(c) shall be effective without consent of all Revolving Lenders; (2) no amendment, modification or waiver which extends the final maturity of the Term Loan, forgives the principal amount of any Obligations outstanding under this Agreement and owing to the Term Loan Lenders or reduces the interest rate applicable to the Term Loan or fees payable to the Term Loan Lenders generally (provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or any other amount payable by the Borrower hereunder, under any Loan Document or under any Note at the Default Rate) shall be effective without consent of all Term Loan Lenders; (3) no amendment, modification or waiver which releases any guarantor of any Obligations or releases all or substantially all of the collateral, affects Section 7(b)(iii), this Section 15(d) or Section 15(f)(i) or modifies the definition of “Required Lenders” shall be effective without consent of all Lenders; (4) no amendment, modification or waiver which modifies the definition of “Required Revolving Lenders” shall be effective without the consent of all Revolving Lenders; (5) no amendment, modification or waiver which increases the

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Maximum Line Amount of any Revolving Lender shall be effective without the consent of such Revolving Lender; (6) no amendment, modification or waiver which modifies the rights, duties or obligations of the Agent shall be effective without the consent of the Agent; and (7) no amendment, modification or waiver which modifies the rights, duties or obligations of the Issuing Lender shall be effective without the consent of the Issuing Lender.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f) Assignments and Participations.

(i) The Borrower may not assign its rights or obligations hereunder or under the Notes or any Letters of Credit without the prior consent of all of the Lenders and the Agent.

(ii) Any Lender (an “Assignor”) may assign to one or more assignees (an “Assignee”) all or a portion of its rights and obligations under this Agreement pursuant to an Assignment Agreement in substantially the form of Exhibit G hereto (an “Assignment”); provided, however, that (A) except in the case of an assignment to a Lender or a Lender Affiliate, such assignment shall require the written consent of the Agent and, provided no Event of Default then exists, the Borrower, whose consent shall not be unreasonably withheld, (B) except in the case of an assignment to a Lender or a Lender Affiliate, any such assignment shall be in the amount of at least $5,000,000.00 or such lesser amount to which the Borrower and the Agent have consented and if the assigning Lender has assigned less than all of its Commitment Percentage of the Revolving Loans or less than all of its Term Loan Percentage of the Term Loan, such assigning Lender shall retain a Commitment Percentage of the Revolving Loans or Term Loan Percentage of the Term Loan, as applicable, equating to at least $5,000,000.00 or such lesser amount to which the Borrower and the Agent have consented and (C) the assignee or assignor shall pay to the Agent a processing and recordation fee of $3,500.00 for each assignment. Any such assignment will become effective upon the execution and delivery to the Agent of the Assignment, payment of the recordation fee and, if required, the consent of the Agent and the Borrower. Promptly after receipt of an executed Assignment, the Agent shall send to the Borrower a copy of such executed Assignment. Upon receipt of such executed Assignment, the Borrower will, at its own expense, execute and deliver new Notes to the Assignor and/or Assignee, as appropriate, in accordance with their respective interests as they appear. Upon the effectiveness of any assignment pursuant to this Section 15(f)(ii), the Assignee will become a “Lender,” if not already a “Lender,” for all purposes of this Agreement and the other Loan Documents. The Assignor shall be relieved of its obligations hereunder to the extent of such assignment (and if the assigning Lender no longer holds any rights or obligations under this Agreement, such assigning Lender shall cease to be a “Lender” hereunder except that its rights under Sections 4(e), 5, and 15(c) shall not be affected). The Agent will prepare on the last Business Day of each month

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during which an assignment has become effective pursuant to this Section 15(f)(ii), a new Annex I giving effect to all such assignments effected during such month, and will promptly provide the same to the Borrower and each of the Lenders. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 15(f)(ii) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15(f)(iii).

(iii) Each Lender may, without the consent of the Borrower, the Agent or the Issuing Lender, transfer, grant or assign participations in all or any part of such Lender’s interests hereunder pursuant to this Section 15(f)(iii) to any Person (a “Participant”), provided that: (A) such Lender shall remain a “Lender” for all purposes of this Agreement and the transferee of such participation shall not constitute a “Lender” hereunder, (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (D) the Borrower, the Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (x) forgive any principal owing on any Obligations or extend the final maturity of the Loans, (y) reduce the interest rate (other than as a result of waiving the applicability of any post-default increases in interest rates) or fees applicable to any of the Revolving Credit Commitments, or Loans or Letters of Credit in which such Participant is participating, or postpone the payment of any thereof, or (z) release any guarantor of the Obligations or release all or substantially all of the collateral (except as provided in the Loan Documents) supporting any of the Revolving Credit Commitments, or Loans or Letters of Credit in which such Participant is participating. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the Loan Documents (the Participant’s rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation), and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that such Participant shall be entitled to receive additional amounts under Section 5 on the same basis as if it were a Lender and be indemnified under Section 15(c) as if it were a Lender. In addition, each agreement creating any participation must include an agreement by the Participant to be bound by the provisions of Section 15(o).

(iv) The Lenders may furnish any information concerning the Borrower in the possession of the Lenders from time to time to Assignees and Participants

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(including prospective Assignees and Participants); provided that, such Persons agree to be bound by the provisions of Section 15(o).

(v) Notwithstanding anything in this Section 15(f) to the contrary, any Lender may assign and pledge its Note to any Federal Reserve Bank. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

(vi) Notwithstanding any other provisions of this Section 15(f), no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

(g) Invalidity. In the event that any one or more of the provisions contained in any of the Loan Documents, the Letters of Credit, or the Letter of Credit Agreements shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any other Loan Document.

(h) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument (including electronic copies) and any of the parties hereto may execute this Agreement by signing any such counterpart.

(i) Survival. The obligations of the parties under Sections 4(e)(iii), 14(e), 15(c), and 15(o) shall survive the repayment of the Loans and the termination of the Revolving Credit Commitments. To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Security Instrument shall continue in full force and effect. In such event, each Security Instrument shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Agent and the Lenders to effect such reinstatement.

(j) NO ORAL AGREEMENTS. THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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(k) Governing Law; Submission to Jurisdiction.

(i) This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Texas, except to the extent that United States federal law permits any Lender to charge interest at the rate allowed by the laws of the state where such Lender is located.

(ii) Any legal action or proceeding with respect to the Loan Documents shall be brought in the courts of the State of Texas sitting in Dallas County or of the United States of America for the Northern District of Texas, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby accepts for itself and (to the extent permitted by law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude any party hereto from obtaining jurisdiction over any party herein, any of Borrower’s Subsidiaries, or any Guarantor in any court otherwise having jurisdiction.

(iii) Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its said address, such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of any party or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any party or the Borrower’s Properties in any other jurisdiction.

(l) Interest. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of

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Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.

(m) Confidentiality. In the event that the Borrower or any Guarantor provides to the Agent or the Lenders written confidential information, if the Borrower shall denominate such information in writing as “confidential”, the Agent and the Lenders shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without the Agent or the Lenders breaching their obligation of confidence to the Borrower or Guarantor, (iii) are previously known by the Agent or the Lenders from some source other than the Borrower, (iv) are hereafter developed by the Agent or the Lenders without using the Borrower’s or Guarantor’s information, (v) are hereafter obtained by or available to the Agent or the Lenders from a third party who owes no obligation of confidence to the Borrower or Guarantor with respect to such information or through any other means other than through disclosure by the Borrower or Guarantor, (vi) are disclosed with the Borrower’s or Guarantor’s consent, (vii) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of the Agent or the Lenders, or (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, the Agent or a Lender may disclose any such information to any other Lender and to any independent petroleum engineers or consultants, any independent certified public accountants, or any legal counsel employed by such Person in connection with this Agreement or any Security Instrument, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any Assignee or Participant (including prospective Assignees and Participants) in the Loans; provided, however, that the Agent or the Lenders shall receive a confidentiality agreement from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon the Agent or the Lenders hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the termination of this Agreement, unless the Borrower requests in writing at least thirty (30) days prior to the expiration of such three year period, to maintain the confidentiality of such information for an additional three year period. Any Reserve Report, engineering report, geologic data, financial statements

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or financial information furnished by Borrower or any Guarantor shall be deemed denominated as “confidential” for the purposes of this Section 15(m).

(n) Effectiveness. This Agreement shall not be effective until the date that it is delivered to the Agent in the State of Texas, accepted by the Lenders in such State, and executed by the Agent in such State.

(o) EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT, THE SECURITY INSTRUMENTS AND EACH OTHER LOAN DOCUMENT AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT, THE SECURITY INSTRUMENTS AND EACH OTHER LOAN DOCUMENT; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT, THE SECURITY INSTRUMENTS AND EACH OTHER LOAN DOCUMENT; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT, THE SECURITY INSTRUMENTS AND EACH OTHER LOAN DOCUMENT; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT, THE SECURITY INSTRUMENTS AND EACH OTHER LOAN DOCUMENT RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT, THE SECURITY INSTRUMENTS AND EACH OTHER LOAN DOCUMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

(p) USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

(q) Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Commodity Hedge Agreement with the Borrower or any of its Subsidiaries on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries which arise under any such Commodity Hedge Agreement while such

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Person or its Affiliate is a Lender, but only while such Person or its Affiliate is a Lender, including any Commodity Hedge Agreements between such Persons in existence prior to the date hereof. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Commodity Hedge Agreements.

[Remainder of the Page Intentionally Left Blank.

Signature Pages to Follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE BORROWER: MATADOR RESOURCES COMPANY

By:	/s/ David E. Lancaster
David E. Lancaster
Executive Vice President
Address for Notices:
5400 LBJ Freeway, Suite 1500 Dallas, Texas 75240 Telephone: (972) 371-5200 Facsimile: (972) 371-5201 Attention: Executive Vice President

CREDIT AGREEMENT – Signature Page

AGENT: COMERICA BANK, as Agent, Issuing Lender and Lender

By:	/s/ James A. Morgan
Name: James A. Morgan
Title: Vice President

CREDIT AGREEMENT – Signature Page

EXHIBIT A

MORTGAGED PROPERTIES

MORTGAGED PROPERTIES

EXHIBIT B

REVOLVING CREDIT NOTE

$150,000,000.00	May 19, 2011

FOR VALUE RECEIVED, Matador Resources Company, a Texas corporation (the “Borrower”) hereby promises to pay to the order of Comerica Bank (the “Lender”), at the Principal Office of Comerica Bank (the “Agent”), at 1717 Main Street, 4th Floor, Dallas, Texas 75201, the principal sum of One Hundred Fifty Million and No/100 Dollars ($150,000,000.00) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Revolving Credit Note (this “Note”), endorsed by the Lender on the schedules attached hereto or any continuation thereof.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of an even date herewith, among the Borrower, the Lenders which are or become parties thereto (including the Lender) and the Agent (as the same may be amended or supplemented from time to time, the “Credit Agreement”), and evidences Revolving Loans made by the Lender thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the Security Instruments. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Revolving Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

This Note is given in renewal and extension, but not in novation, extinguishment or discharge, of that certain Revolving Credit Note dated as of March 20, 2008, made by the Borrower and payable to the order of the Lender.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

[SIGNATURE PAGE FOLLOWS]

REVOLVING CREDIT NOTE – Page1

MATADOR RESOURCES COMPANY, a Texas corporation

By:
Name:
Title:

REVOLVING CREDIT NOTE – Page 2

EXHIBIT C

TERM LOAN NOTE

$25,000,000	May 19, 2011

FOR VALUE RECEIVED, Matador Resources Company, a Texas corporation (the “Borrower”) hereby promises to pay to the order of Comerica Bank (the “Lender”), at the Principal Office of Comerica Bank (the “Agent”), at 1717 Main Street, 4th Floor, Dallas, Texas 75201, the principal sum of Twenty-Five Million and No/100 Dollars ($25,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Advances of the Term Loan made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Advance of the Term Loan, at such office, in like money and funds, for the period commencing on the date of such Advance until all such Advances shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, interest rate, Interest Period and maturity of each Advance of the Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Term Loan Note (this “Note”), endorsed by the Lender on the schedules attached hereto or any continuation thereof.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of an even date herewith, among the Borrower, the Lenders which are or become parties thereto (including the Lender) and the Agent (as the same may be amended or supplemented from time to time, the “Credit Agreement”), and evidences Advances of the Term Loan made by the Lender thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the Security Instruments. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of the Term Loan upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

[SIGNATURE PAGE FOLLOWS]

TERM LOAN NOTE – Page 1

MATADOR RESOURCES COMPANY, a Texas corporation

By:
Name:
Title:

TERM LOAN NOTE – Page 2

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To: Comerica Bank, as Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 19, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Matador Resources Company, a Texas corporation (the “Borrower”), the Lenders from time to time party thereto, and Comerica Bank, as Agent (the “Agent”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _____________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 11(a)(i) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of a public accounting firm required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 11(a)(ii) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP (except as disclosed on Annex 1 hereto), as at the end of, and for, such period (subject to normal year-end audit adjustments, including tests for impairment of assets, and to the lack of footnotes), and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, no Default has occurred and is continuing.]

or—

[the following is a list of each such Default and its nature and status:]

2. The representations and warranties of the Borrower contained in Section 9 of the Agreement or in any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer

FORM OF COMPLIANCE CERTIFICATE – Page 1

to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in Section 9(b) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 11(a)(i) and Section 11(a)(ii) of the Agreement, including the statements in connection with which this Certificate is delivered.

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                 ,             .

MATADOR RESOURCES COMPANY

By:
Name:
Title:

FORM OF COMPLIANCE CERTIFICATE – Page 2

ANNEX 1

The attached financial statements are in accordance with GAAP, except:

FORM OF COMPLIANCE CERTIFICATE – Page 3

[TO BE DETERMINED]

For the Month/Quarter/Year ended                  (“Statement Date”)

SCHEDULE 2

TO THE COMPLIANCE CERTIFICATE

($ IN 000’S)

I.	Current Ratio (Section 12(l)).

	A.	Current Assets of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP:

		1.	The total of the Borrower’s current assets, determined in accordance with GAAP (except as provided with respect to ASC 815), at the time of any determination thereof, which shall not include the amount of any non-cash items resulting from the application of ASC 815 or the fair value of any Commodity Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective):	$_______________

		2.	The excess, if any, of (a) the lesser of (i) the Borrowing Base less Letter of Credit Exposure or (ii) the Maximum Line Amount less Letters of Credit Exposure minus (b) the aggregate Revolving Loans then outstanding:	$_______________

		3.	Total Consolidated Current Assets (Line A.1 + Line A.2):	$_______________

	B.	Current Liabilities of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP:

		1.	The total of the Borrower’s current liabilities, determined in accordance with GAAP (except as provided herein with respect to ASC 815), at the time of any determination thereof, less current maturities under the Agreement at such time, which shall not include any non-cash items resulting from the requirements of ASC 815 or the fair value of any Commodity Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective), or any liability resulting from the accounting for stock option expense:	$_______________

FORM OF COMPLIANCE CERTIFICATE – Page 4

		2.	Total Consolidated Current Liabilities (Line B.1):	$_______________

	C.	Consolidated Current Ratio (Line A.3 / Line B.2):		_____ : 1.0

	D.	Required ratio for compliance:		Greater than or equal to 1.0 to 1.0

	E.	Compliance:		Yes/No

II.	Debt to EBITDA Ratio (Section 12(m))

	A.	Debt of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP:

		1.	All obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, but excluding interest, fees and charges):	$_______________

		2.	All obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments:	$_______________

		3.	All obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money and other than accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than ninety (90) days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor):	$_______________

		4.	All obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise including principal but excluding interest, fees and charges):	$_______________

FORM OF COMPLIANCE CERTIFICATE – Page 5

5.	All obligations under operating leases which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, based on the purchase price or appraisal value of the Property subject to such lease plus a marginal interest rate, and used primarily as a financing vehicle for, or to monetize, such Property:	$_______________

6.	All Debt (as described in the other clauses of this certificate) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person:	$_______________

7.	All Debt (as described in the other clauses of this certificate) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others:	$_______________

8.	All obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others:	$_______________

9.	Obligations to deliver or sell Hydrocarbons in consideration of advance payments, as disclosed by Section 11(g)(iii) of the Agreement:	$_______________

10.	Any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock:	$_______________

11.	The undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment:	$_______________

12.	Total of Lines A.2 + A.3 + A.4 + A.5 + A.6 + A.7 + A.8 + A.9 + A.10 + A.11, minus $1,000,000, but not less than zero:	$_______________

13.	Total Debt of Borrower and its Subsidiaries (Lines A.1 + A.12):	$_______________

FORM OF COMPLIANCE CERTIFICATE – Page 6

B.	EBITDA (for the first four fiscal quarters most recently ended)[1]

	1.	Consolidated Net Income of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP:[2]	$_______________

	2.	Interest, taxes, depreciation, depletion, amortization, and accretion of asset retirement obligations (to the extent such expenses or charges have been deducted from Consolidated Net Income for the applicable period):	$_______________

	3.	Any non-cash revenue or expense associated with hedging contracts resulting from ASC 815 and any non-cash income, gain, loss or expense arising from the issuance of stock options or restricted stock, to the extent such items are included in Consolidated Net Income:	$_______________

	4.	Total EBITDA (Line B.1 + Line B.2 and + or – Line B.3 (as appropriate)):	$_______________

C.	Debt to EBITDA Ratio (Line A.13 / Line B.4)		_____ : _____

D.	Required ratio for compliance:		4.00 to 1.00

E.	Compliance:		Yes/No

[1]

Provided that the Debt to EBITDA Ratio shall be calculated based on annualized data for fiscal quarters ending during 2011, as follows: (i) EBITDA for the fiscal quarter ending March 31, 2011, shall be multiplied by four, (ii) EBITDA for the two fiscal quarters ending June 30, 2011, shall be multiplied by two, (iii) EBITDA for the three fiscal quarters ending September 30, 2011, shall be multiplied by four and divided by three.

[2]

Provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Subsidiary has an interest which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Subsidiaries in accordance with GAAP, except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower or to a Subsidiary, as the case may be; (b) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (c) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets.

FORM OF COMPLIANCE CERTIFICATE – Page 7

EXHIBIT E

SECURITY INSTRUMENTS

Pledge and Security Agreement dated March 20, 2008, by and between Matador Resources Company, as Debtor, and Comerica Bank, as Agent.

Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated March 20, 2008, as recorded as Document No. 8004168 in Volume 3845, Page 1 of the records of Harrison County, Texas, by and between Matador Resources Company, as Grantor, Dan Neumeyer, as Trustee, and Comerica Bank, as Beneficiary, as amended by First Amendment to Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of May 19, 2011, to be recorded in the records of Harrison County, Texas.

Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated March 20, 2008, as recorded as Document No. 200802601 in Volume 794, Page 18 of the records of Upshur County, Texas, by and between Matador Resources Company, as Grantor, Dan Neumeyer, as Trustee, and Comerica Bank, as Beneficiary, as amended by First Amendment to Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of May 19, 2011, to be recorded in the records of Upshur County, Texas.

Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of March 9, 2011, as recorded as Document No. 2011-000004013 in the records of Harrison County, Texas, by and between Matador Resources Company, as Grantor, Brian P. Foley, as Trustee, and Comerica Bank, as Beneficiary, as amended by First Amendment to Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of May 19, 2011, to be recorded in the records of Harrison County, Texas.

Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of March 9, 2011, as recorded as Document No. 201102281 in Volume 973, Page 1 of the records of Upshur County, Texas, by and between Matador Resources Company, as Grantor, Brian P. Foley, as Trustee, and Comerica Bank, as Beneficiary, as amended by First Amendment to Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of May 19, 2011, to be recorded in the records of Upshur County, Texas.

Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of March 9, 2011, as recorded as Document No. 367199 in the records of Orange County, Texas, by and between Matador Resources Company, as Grantor, Brian P. Foley, as Trustee, and Comerica Bank, as Beneficiary, as amended by First Amendment to Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of May 19, 2011, to be recorded in the records of Orange County, Texas.

Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of May 19, 2011, to be recorded in the records of DeWitt, Gonzales, Karnes and Wilson Counties, Texas, by and between Matador Resources Company, as Grantor, Brian P.

Foley, as Trustee, and Comerica Bank, as Beneficiary, covering the Oil and Gas Properties acquired under the Eagle Ford Acquisition Documents.

Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated March 20, 2008, as recorded under Filing Reference No. 2146623 with the Caddo Parish, Louisiana Clerk of Court, by and between Matador Resources Company, as Mortgagor, and Comerica Bank, as Mortgagee, as amended by First Amendment to Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated as of May 19, 2011, to be recorded in the records of Caddo Parish, Louisiana.

Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated March 20, 2008, as recorded under Filing Reference No. 646646 in Book 382, Page 451 with the DeSoto Parish, Louisiana Clerk of Court, by and between Matador Resources Company, as Mortgagor, and Comerica Bank, as Mortgagee, as amended by First Amendment to Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated as of May 19, 2011, to be recorded in the records of DeSoto Parish, Louisiana.

Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated March 20, 2008, as recorded under Filing Reference No. 212331 with the Red River Parish, Louisiana Clerk of Court, by and between Matador Resources Company, as Mortgagor, and Comerica Bank, as Mortgagee, as amended by First Amendment to Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated as of May 19, 2011, to be recorded in the records of Red River Parish, Louisiana.

Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated as of March 23, 2011, as recorded under Document No. 1017150, Volume 2076 with the Bossier Parish, Louisiana Clerk of Court, by and between Matador Resources Company, as Mortgagor, and Comerica Bank, as Mortgagee, as amended by First Amendment to Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated as of May 19, 2011, to be recorded in the records of Bossier Parish, Louisiana.

Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated as of March 23, 2011, as recorded under Registry No. 2342688 with the Caddo Parish, Louisiana Clerk of Court, by and between Matador Resources Company, as Mortgagor, and Comerica Bank, as Mortgagee, as amended by First Amendment to Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated as of May 19, 2011, to be recorded in the records of Caddo Parish, Louisiana.

Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated as of March 23, 2011, as recorded under File No. 695116, in Book 444, Page 692 with the DeSoto Parish, Louisiana Clerk of Court, by and between Matador Resources Company, as Mortgagor, and Comerica Bank, as Mortgagee, as

amended by First Amendment to Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated as of May 19, 2011, to be recorded in the records of DeSoto Parish, Louisiana.

Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated as of March 23, 2011, as recorded under Instrument No. 226793 in Volume 192, Page 275 with the Red River Parish, Louisiana Clerk of Court, by and between Matador Resources Company, as Mortgagor, and Comerica Bank, as Mortgagee, as amended by First Amendment to Act of Collateral Chattel Mortgage, Collateral Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage dated as of May 19, 2011, to be recorded in the records of Red River Parish, Louisiana.

Line of Credit Mortgage, Security Agreement, Assignment of Production and Financing Statement dated March 20, 2008, as recorded in Book 732, Page 0217 of the records of Eddy County, New Mexico, by and between MRC Permian Company, as Mortgagor, and Comerica Bank, as Mortgagee, as amended by First Amendment to Line of Credit Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of May 19, 2011, to be recorded in the records of Eddy County, New Mexico.

Line of Credit Mortgage, Security Agreement, Assignment of Production and Financing Statement dated March 20, 2008, as recorded in Book 1570, Page 672 of the records of Lea County, New Mexico, by and between MRC Permian Company, as Mortgagor, and Comerica Bank, as Mortgagee, as amended by First Amendment to Line of Credit Mortgage, Security Agreement, Assignment of Production and Financing Statement dated as of May 19, 2011, to be recorded in the records of Lea County, New Mexico.

EXHIBIT F

PLEDGE AND SECURITY AGREEMENT

As of             ,             , for value received, the undersigned (“Debtor”) pledges, assigns and grants to Comerica Bank, whose address is 1717 Main Street, 4th Floor, Dallas, Texas 75201, in its capacity as Agent (“Agent”), for the benefit of Agent and for the ratable benefit of the Lenders, a continuing security interest and lien (any pledge, assignment, security interest or other lien arising hereunder is sometimes referred to herein as a “security interest”) in the Collateral (as defined below) to secure payment when due, whether by stated maturity, demand, acceleration or otherwise, of all Obligations (as defined in the Credit Agreement). Reference is made to that certain Amended and Restated Credit Agreement dated May 19, 2011, among Matador Resources Company (the “Borrower”), Agent and the Lenders signatories thereto (as amended or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein will have the meanings given such terms in the Credit Agreement. Obligations include without limit any and all obligations or liabilities of the Borrower and/or Debtor to the Agent or the Lenders, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, known or unknown, arising under the Credit Agreement or any other Loan Document; any and all amendments, modifications, renewals and/or extensions of any of the above; all reasonable costs incurred by Agent or any Lender in establishing, determining, continuing, or defending the validity or priority of any security interest, or in pursuing its rights and remedies under this Agreement or under any other agreement between Agent or the Lenders and the Borrower and/or Debtor or in connection with any proceeding involving Agent or the Lenders as a result of any financial accommodation to the Borrower and/or Debtor; and all other reasonable costs of collecting Obligations, including without limit reasonable attorneys’ fees. Debtor agrees to pay Agent or the Lenders all such costs incurred by the Agent or any Lender, immediately upon demand, and until paid all costs shall bear interest at the Default Rate (to the fullest extent such rate does not exceed the Maximum Rate) applicable to the Obligations. Any reference in this Agreement to attorneys’ fees shall be deemed a reference to reasonable fees, costs, and expenses, whether or not a suit or action is instituted, and to court costs if a suit or action is instituted, and whether attorneys’ fees or court costs are incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding or otherwise. Debtor further covenants, agrees, represents and warrants as follows:

1.	Collateral shall mean all of the following property Debtor now or later owns or has an interest in, wherever located:

(a)

(i) all of Debtor’s interests (the “Pledged Equity Interests”) in any limited liability company, general partnership, limited partnership, limited liability partnership, other partnership, or corporation and listed on Schedule 1 hereto (the “Subsidiaries”), and all proceeds, interest, profits, and other payments or rights to payment attributable to the Pledged Equity Interests;

(ii) all distributions, cash, instruments, certificates and other property now or hereafter received, receivable or otherwise made with respect to or in exchange for the Pledged Equity Interests, including interim distributions, returns of capital,

PLEDGE AND SECURITY AGREEMENT

loan repayments, and payments made in liquidation of the Pledged Equity Interests, and whether or not the same arise or are payable under any agreement or certificate forming any of the Subsidiaries or any other agreement governing the Subsidiaries or the relations among the partners of the Subsidiaries, if applicable (any and all such proceeds, interest, profits, payments, rights to payment, distributions, cash, instruments, certificates, other property, interim distributions, returns of capital, loan repayments, and payments made in liquidation being herein called the “Subsidiary Rights to Payments”, and any and all such agreements, certificates, and other agreements being herein called the “Subsidiary Agreements”);

(iii) all other interests and rights of Debtor in the Pledged Equity Interests, whether under the Subsidiary Agreements or otherwise, including without limitation any right to cause the dissolution of any of the Subsidiaries or to appoint or nominate a successor to Debtor in the Subsidiaries, if applicable (all such other interests and rights being herein called the “Other Subsidiary Rights”);

(b)

all books, records, ledger cards, files, correspondence, software, computer printouts, and similar items that at any time evidence or contain information relating to the Pledged Equity Interests or are otherwise necessary or helpful in the collection thereof or realization thereon; and

(c)

all additions, attachments, accessions, parts, replacements, substitutions, renewals, interest, dividends, distributions, warrants, options, rights, cash, rights of any kind (including but not limited to stock splits, stock rights, voting and preferential rights), products, and proceeds of or pertaining to the above including, without limit, cash or other property which were proceeds and are recovered by a bankruptcy trustee or otherwise as a preferential transfer by Debtor.

In the definition of Collateral, a reference to a type of collateral shall not be limited by a separate reference to a more specific or narrower type of that Collateral.

2.	Warranties, Covenants and Agreements. Debtor warrants, covenants and agrees as follows:

2.1

Prior to or concurrently with the execution and delivery of this Agreement, Debtor shall deliver to Agent all certificate(s) identified in Exhibit A hereof and evidencing any of the Pledged Equity Interests and shall be accompanied by undated stock powers duly executed in blank.

2.2

Upon the occurrence and continuance of an Event of Default, if Debtor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase, or reduction of capital or issued in connection with any reorganization), option or rights, whether as an addition to, in substitution of, or in exchange for any Collateral or otherwise, then Debtor agrees to accept the same as Agent’s agent and to hold the same in trust for Agent,

PLEDGE AND SECURITY AGREEMENT

and to deliver the same forthwith to Agent in the exact form received, with the appropriate endorsement of Agent when necessary and/or appropriate undated stock powers duly executed in blank, to be held by Agent as additional Collateral for the Obligations, subject to the terms hereof. When an Event of Default exists, any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of the issuer thereof shall be paid over to Agent to be held by it as additional Collateral for the Obligations subject to the terms hereof; and in case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral pursuant to any recapitalization or reclassification of the capital of the issuer thereof or pursuant to any reorganization of the issuer thereof, the property so distributed shall be delivered to the Agent to be held by it, as additional Collateral for the Obligations, subject to the terms hereof. All sums of money and property so paid or distributed in respect of the Collateral that are received by Agent shall, until paid or delivered to Agent, be held by Debtor in trust as additional security for the Obligations.

2.3

Debtor shall not consent to or approve the issuance of any additional shares of any class of capital stock of the issuer of the Pledged Equity Interests, or any securities convertible into, or exchangeable for, any such shares or any warrants, options, rights, or other commitments entitling any person or entity to purchase or otherwise acquire any such shares.

2.4

Debtor shall furnish to Agent, in form and at intervals as Agent may reasonably request, any information Agent may reasonably request and allow Agent to examine, inspect, and copy any of Debtor’s books and records. Debtor shall, at the reasonable request of Agent, mark its records and the Collateral to clearly indicate the security interest of Agent under this Agreement.

2.5

At the time any Collateral becomes, or is represented to be, subject to a security interest in favor of Agent or any Lender, Debtor shall be deemed to have warranted that (a) Debtor is the lawful owner of the Collateral and has the right and authority to subject it to a security interest granted to Agent or any Lender; (b) none of the Collateral is subject to any security interest other than that in favor of Agent or any Lender; (c) there are no financing statements on file, other than in favor of Agent; (d) no person, other than Agent, has possession or control (as defined in the Uniform Commercial Code) of any Collateral of such nature that perfection of a security interest may be accomplished by control; (e) Debtor acquired its rights in the Collateral in the ordinary course of its business; and (f) except for compliance with applicable federal and state securities laws and regulations promulgated thereunder, the Collateral is not subject to any restriction on transfer or assignment, Debtor has the unrestricted right to pledge the Collateral as contemplated hereby, and all of the Collateral has been duly and validly issued and is fully paid and nonassessable.

2.6	Debtor will keep the Collateral free at all times from all claims, liens, security interests and encumbrances other than those in favor of Agent and the Lenders.

PLEDGE AND SECURITY AGREEMENT

Debtor will not, without the prior written consent of Agent, sell, transfer or lease, or permit to be sold, transferred or leased, any or all of the Collateral.

2.7

Debtor will do all acts and will execute or cause to be executed all writings reasonably requested by Agent to establish, maintain and continue an exclusive, perfected and first security interest of Agent and the Lenders in the Collateral. Debtor agrees that Agent and the Lenders have no obligation to acquire or perfect any lien on or security interest in any asset(s), whether realty or personalty, to secure payment of the Obligations.

2.8

Debtor will pay within the time that they can be paid without interest or penalty all taxes, assessments and similar charges which at any time are or may become a lien, charge, or encumbrance upon any Collateral, except to the extent contested in good faith and bonded in a manner satisfactory to Agent. If Debtor fails to pay any of these taxes, assessments, or other charges in the time provided above, Agent has the option (but not the obligation) to do so, and Debtor agrees to repay all amounts so expended by Agent immediately upon demand, together with interest at the Default Rate (to the fullest extent such rate does not exceed the Maximum Rate).

2.9

If Agent, acting in its sole discretion, redelivers Collateral to Debtor or Debtor’s designee for the purpose of (a) the ultimate sale or exchange thereof; or (b) presentation, collection, renewal, or registration of transfer thereof; such redelivery shall be in trust for the benefit of Agent and the Lenders and shall not constitute a release of Agent’s or the Lenders’ security interest in it or in the proceeds or products of it unless Agent specifically so agrees in writing. If Debtor requests any such redelivery, Debtor will deliver with such request a duly executed financing statement in form and substance satisfactory to Agent. Any proceeds of Collateral coming into Debtor’s possession as a result of any such redelivery shall be held in trust for Agent and immediately delivered to Agent for application on the Obligations. Agent may (in its sole discretion) deliver any or all of the Collateral to Debtor, and such delivery by Agent shall discharge Agent from all liability or responsibility for such Collateral except for any liability which arises from the gross negligence or willful misconduct of the Agent. Agent, at its option, may require delivery of any Collateral to Agent at any time with such endorsements or assignments of the Collateral as Agent may reasonably request.

2.10

At any time during the existence of an Event of Default and without notice, Agent may (a) cause any or all of the Collateral to be transferred to its name or to the name of its nominees; (b) receive or collect by legal proceedings or otherwise all dividends, interest, principal payments and other sums and all other distributions at any time payable or receivable on account of the Collateral, and hold the same as Collateral, or apply the same to the Obligations, the manner and distribution of the application to be in the sole discretion of Agent; (c) enter into any extension, subordination, reorganization, deposit, merger or consolidation agreement or any other agreement relating to or affecting the Collateral, and deposit or surrender

PLEDGE AND SECURITY AGREEMENT

control of the Collateral, and accept other property in exchange for the Collateral and hold or apply the property or money so received pursuant to this Agreement; and (d) take such actions in its own name or in Debtor’s name as Debtor’s agent, in its sole discretion, deems necessary or appropriate to establish exclusive control (as defined in the Uniform Commercial Code) over any Collateral of such nature that perfection of the Agent’s or any Lender’s security interest may be accomplished by control.

2.11

Agent may assign any of the Obligations and deliver any or all of the Collateral to its assignee, who then shall have with respect to Collateral so delivered all the rights and powers of Agent under this Agreement, and after that Agent shall be fully discharged from all liability and responsibility with respect to Collateral so delivered except to the extent any such liability results from the gross negligence or willful misconduct of the Agent.

2.12

The undersigned agrees that no security or guarantee now or later held by Agent or any Lender for the payment of any indebtedness, whether from the Borrower, any guarantor, or otherwise, and whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, shall affect in any manner the unconditional pledge of the undersigned under this Agreement, and Agent, in its sole discretion, without notice to the undersigned, may release, exchange, modify, enforce and otherwise deal with any security or guaranty without affecting in any manner the unconditional pledge of the undersigned under this Agreement. The undersigned acknowledges and agrees that Agent and the Lenders have no obligation to acquire or perfect any lien on or security interest in any assets, whether realty or personalty, or to obtain any guaranty to secure payment of the Obligations, and the undersigned is not relying upon any guaranty which Agent has or may have or assets in which Agent or any Lender has or may have a lien or security interest for payment of the Obligations.

2.13

The undersigned may terminate their pledge under this Agreement as to future indebtedness (except as provided below) by (and only by) delivering written notice of termination to an officer of Agent and receiving from an officer of Agent written acknowledgment of delivery; provided, the termination shall not be effective until the opening of business on the fifth (5th) day following written acknowledgment of delivery. Any termination shall not affect in any way Agent’s rights under this Agreement as to any Obligations existing at the effective date of termination or any Obligations created after that pursuant to any commitment or agreement of Agent or pursuant to any Borrower loan with Agent existing at the effective date of termination (whether advances or readvances by Agent are optional or obligatory), or any modifications, extensions or renewals of any of the Obligations, whether in whole or in part, and as to all of the Obligations and modifications, extensions or renewals of it, this Agreement shall continue effective until the same shall have been fully satisfied.

PLEDGE AND SECURITY AGREEMENT

2.14

The undersigned agrees to reimburse Agent upon demand for all reasonable costs and expenses (including, without limit, reasonable attorneys’ fees) incurred in enforcing any of the duties or obligations of the undersigned under this Agreement or in establishing, determining, continuing or defending the validity or priority of Agent’s security interest under this Agreement.

3.	Collection of Proceeds.

3.1

Debtor agrees to collect and enforce payment of all Collateral until Agent shall direct Debtor to the contrary. Immediately upon notice to Debtor by Agent and at all times after that, Debtor agrees to fully and promptly cooperate and assist Agent in the collection and enforcement of all Collateral and to hold in trust for Agent and the Lenders all payments received in connection with Collateral and from the sale, lease or other disposition of any Collateral, all rights by way of suretyship or guaranty and all rights in the nature of a lien or security interest which Debtor now or later has regarding Collateral. Immediately upon and after such notice, Debtor agrees, subject to the right of Debtor to receive cash dividends under Section 4.8 hereof, to (a) endorse to Agent and immediately deliver to Agent all payments received on Collateral or from the sale, lease or other disposition of any Collateral or arising from any other rights or interests of Debtor in the Collateral, in the form received by Debtor without commingling with any other funds, and (b) immediately deliver to Agent all property in Debtor’s possession or later coming into Debtor’s possession through enforcement of Debtor’s rights or interests in the Collateral. During the existence of an Event of Default, Debtor irrevocably authorizes Agent or any Agent employee or agent to endorse the name of Debtor upon any checks or other items which are received in payment for any Collateral, and to do any and all things necessary in order to reduce these items to money. Agent shall at all times have the right to exchange any certificates representing Collateral for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Agent and the Lenders shall have no duty as to the collection or protection of Collateral or the proceeds of it, or as to the preservation of any related rights, beyond the use of reasonable care in the custody and preservation of Collateral in the possession of Agent or any Lender. Debtor agrees to take all steps necessary to preserve rights against prior parties with respect to the Collateral. Nothing in this Section 3.1 shall be deemed a consent by Agent to any sale, lease or other disposition of any Collateral.

4.	Defaults, Enforcement and Application of Proceeds.

4.1	Upon the occurrence of any of the following events (each an “Event of Default”), Debtor shall be in default under this Agreement:

(a)	Any Event of Default under and as defined in the Credit Agreement; or

PLEDGE AND SECURITY AGREEMENT

(b)

Any failure or neglect to comply with, or breach of or default under, any term of this Agreement if such failure, neglect, breach or default continues uncured after 30 days following notice thereof from Agent to Debtor.

4.2

Upon the occurrence of any Event of Default, Agent may at its discretion and without prior notice to Debtor declare any or all of the Obligations to be immediately due and payable, and shall have and may exercise any right or remedy available to it including, without limitation, any rights and remedies described in the Credit Agreement and any one or more of the following rights and remedies:

(a)	Exercise all the rights and remedies upon default, in foreclosure and otherwise, available to secured parties under the provisions of the Uniform Commercial Code and other applicable law;

(b)

Institute legal proceedings to foreclose upon the lien and security interest granted by this Agreement, to recover judgment for all amounts then due and owing as Obligations, and to collect the same out of any Collateral or the proceeds of any sale of it;

(c)	Institute legal proceedings for the sale, under the judgment or decree of any court of competent jurisdiction, of any or all Collateral; and/or

(d)

Personally or by agents, attorneys, or appointment of a receiver, enter upon any premises where Collateral may then be located, and take possession of all or any of it and/or render it unusable; and without being responsible for loss or damage to such Collateral, hold, operate, sell, lease, or dispose of all or any Collateral at one or more public or private sales, leasings or other dispositions, at places and times and on terms and conditions as Agent may deem fit, without any previous demand or advertisement; and except as provided in this Agreement, and any obligation of a prospective purchaser or lessee to inquire as to the power and authority of Agent to sell, lease, or otherwise dispose of the Collateral or as to the application by Agent of the proceeds of sale or otherwise, which would otherwise be required by, or available to Debtor under, applicable law are expressly waived by Debtor to the fullest extent permitted.

At any sale pursuant to this Section 4.2, whether under the power of sale, by virtue of judicial proceedings or otherwise, it shall not be necessary for Agent or a public officer under order of a court to have present physical or constructive possession of Collateral to be sold. The recitals contained in any conveyances and receipts made and given by Agent or the public officer to any purchaser at any sale made pursuant to this Agreement shall, to the extent permitted by applicable law, be presumed (absent manifest error) to establish the truth and accuracy of the matters stated (including, without limit, as to the amounts of the principal of and interest on the Obligations, the accrual and nonpayment of it and advertisement and conduct of the sale); and all prerequisites to the sale shall be presumed to have been satisfied and performed. Upon any sale of any Collateral,

PLEDGE AND SECURITY AGREEMENT

the receipt of the officer making the sale under judicial proceedings or of Agent shall be sufficient discharge to the purchaser for the purchase money, and the purchaser shall not be obligated to see to the application of the money. Any sale of any Collateral under this Agreement shall be a perpetual bar against Debtor with respect to that Collateral. At any sale or other disposition of the Collateral pursuant to this Section 4.2, Agent disclaims all warranties which would otherwise be given under the Uniform Commercial Code, including without limit a disclaimer of any warranty relating to title, possession, quiet enjoyment or the like, and Agent may communicate these disclaimers to a purchaser at such disposition. This disclaimer of warranties will not render the sale commercially unreasonable.

4.3

The proceeds of any sale or other disposition of Collateral authorized by this Agreement shall be applied by Agent as described in the Credit Agreement. Debtor shall remain liable for any deficiency, which it shall pay to Agent immediately upon demand. Debtor agrees that Agent shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Agent agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Agent may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Agent may apply any reasonable discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Agent.

4.4

Nothing in this Agreement is intended, nor shall it be construed, to preclude Agent from pursuing any other remedy provided by law or in equity for the collection of the Obligations or for the recovery of any other sum to which Agent may be entitled for the breach of this Agreement by Debtor. Nothing in this Agreement shall reduce or release in any way any rights or security interests of Agent contained in any existing agreement between the Borrower, Debtor, or any Guarantor and Agent.

4.5

No waiver of default or consent to any act by Debtor shall be effective unless in writing and signed by an authorized officer of Agent. No waiver of any default or forbearance on the part of Agent in enforcing any of its rights under this Agreement shall operate as a waiver of any other default or of the same default on a future occasion or of any rights.

4.6

Debtor authorizes Agent or any agent of Agent, in its own name, at Debtor’s expense, to do any of the following during the existence of an Event of Default, as Agent, in its sole discretion, deems appropriate:

(i) to demand, sue for, collect, or receive in the name of Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse

PLEDGE AND SECURITY AGREEMENT

checks, notes, drafts, acceptances, money orders, or any other instruments for the payment of money under the Collateral;

(ii) to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral;

(iii) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Agent or as Agent shall direct; (i) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (ii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices, and other documents relating to the Collateral; (iii) to commence and prosecute any suit, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (iv) to defend any suit, action, or proceeding brought against Debtor with respect to any Collateral; (v) to settle, compromise, or adjust any suit, action, or proceeding described above and, in connection therewith, to give such discharges or releases as Agent may deem appropriate;

(iv) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Agent may determine; (vii) to add or release any guarantor, endorser, surety, or other party to any of the Collateral or the Obligations; (viii) to renew, extend, or otherwise change the terms and conditions of any of the Collateral or Obligations; and (ix) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent’s option and Debtor’s expense, at any time, or from time to time, all acts and things which Agent reasonably deems necessary to protect, preserve, or realize upon the Collateral and Agent’s security interest therein; and

(v) to do and perform any act on behalf of Debtor permitted or required under this Agreement.

4.7

Unless and until an Event of Default shall have occurred and be continuing, Debtor shall be entitled to exercise any and all voting rights relating or pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement. Agent shall execute and deliver to Debtor all such proxies and other instruments as Debtor may reasonably request for the purpose of enabling Debtor to exercise the voting rights which it is entitled to exercise pursuant to this Section.

4.8	Unless an Event of Default shall have occurred and be continuing, Debtor shall be entitled to receive and retain all cash dividends and distributions paid on the

PLEDGE AND SECURITY AGREEMENT

Collateral to the extent and only to the extent that such dividends and distributions are paid out of earned surplus.

4.9

During the existence of an Event of Default, Agent shall have the right, but shall not be obligated to, exercise or cause to be exercised all voting, consensual, and other powers of ownership pertaining to the Collateral, and Debtor shall deliver to Agent, if reasonably requested by Agent, irrevocable proxies with respect to the Collateral in form satisfactory to Agent.

4.10

Debtor hereby acknowledges and confirms that Agent may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obligated to agree, among other things, to acquire any shares of the Collateral for their own respective accounts for investment and not with a view to distribution or resale thereof. Debtor further acknowledges and confirms that any such private sale may result in prices or other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner, and Agent shall be under no obligation to take any steps in order to permit the Collateral to be sold at a public sale. Agent shall be under no obligation to delay a sale of any of the Collateral for any period of time necessary to permit any issuer thereof to register such Collateral for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws.

4.11

Upon the occurrence of an Event of Default, Debtor also agrees, upon request of Agent, to assemble the Collateral and make it available to Agent at any place designated by Agent which is reasonably convenient to Agent and Debtor.

5.	Miscellaneous.

5.1

Until Agent is advised in writing by Debtor to the contrary, all notices, requests and demands required under this Agreement or by law shall be given to, or made upon, Debtor at the first address indicated in Section 5.15 below.

5.2

Debtor will give Agent not less than 30 days prior written notice of all contemplated changes in Debtor’s name, location, chief executive office, principal place of business, and/or location of any Collateral, and Debtor shall promptly take all necessary steps reasonably requested by Agent to maintain the perfection of Agent’s security interest in the Collateral.

5.3	Agent assumes no duty of performance or other responsibility under any contracts contained within the Collateral.

5.4	Agent has the right to sell, assign, transfer, negotiate or grant participations or any interest in, any or all of the Obligations and any related obligations, including

PLEDGE AND SECURITY AGREEMENT

without limit this Agreement. In connection with the above, subject to any restrictions in the Credit Agreement, Agent may disclose all documents and information which Agent now or later has relating to Debtor, the Obligations or this Agreement, however obtained. Debtor further agrees that Agent may provide information relating to this Agreement or relating to Debtor or the Obligations to the Agent’s parent, affiliates, subsidiaries, and service providers but subject to any restrictions in the Credit Agreement and solely for purposes relating to this Agreement.

5.5

In addition to Agent’s other rights, any indebtedness owing from Agent to Debtor can be set off and applied by Agent on any Obligations at any time(s) either before or after maturity or demand with notice to Debtor, provided that Agent’s failure to give such notice shall not affect the validity thereof. Any such action shall not constitute acceptance of collateral in discharge of any portion of the Obligations.

5.6

Debtor, to the extent not expressly prohibited by applicable law, waives any right to require the Agent to: (a) proceed against any person or property; or (b) pursue any other remedy in the Agent’s power. Debtor waives, to the extent allowed by law, notice of acceptance of this Agreement and presentment, demand, protest, notice of protest, dishonor, notice of dishonor, notice of default, notice of intent to accelerate or demand payment or notice of acceleration of any Obligations, any and all other notices to which the undersigned might otherwise be entitled, and diligence in collecting any Obligations, and agree(s) that the Agent may, once or any number of times, modify the terms of any Obligations, compromise, extend, increase, accelerate, renew or forbear to enforce payment of any or all Obligations, or permit the Borrower to incur additional Obligations, all without notice to Debtor and without affecting in any manner the unconditional obligation of Debtor under this Agreement. Debtor unconditionally and irrevocably waives each and every defense (other than payment) of any nature which, under principles of guaranty or otherwise, would operate to impair or diminish in any way the obligation of Debtor under this Agreement, and acknowledges that such waiver is by this reference incorporated into each security agreement, collateral assignment, pledge and/or other document from Debtor now or later securing the Obligations, and acknowledges that as of the date of this Agreement no such defense or setoff exists.

5.7

Debtor waives any and all rights (whether by subrogation, indemnity, reimbursement, or otherwise) to recover from the Borrower any amounts paid or the value of any Collateral given by Debtor pursuant to this Agreement until such time as all of the Obligations have been fully paid.

5.8

In the event that applicable law shall obligate Agent to give prior notice to Debtor of any action to be taken under this Agreement, Debtor agrees that a written notice given to Debtor at least ten days before the date of the act shall be reasonable notice of the act and, specifically, reasonable notification of the time and place of any public sale or of the time after which any private sale, lease, or

PLEDGE AND SECURITY AGREEMENT

other disposition is to be made, unless a shorter notice period is reasonable under the circumstances. A notice shall be deemed to be given under this Agreement when delivered to Debtor or three Business Days after being placed in an envelope addressed to Debtor and deposited, with postage prepaid, in a post office or official depository under the exclusive care and custody of the United States Postal Service or one Business Day after being delivered to an overnight courier. The mailing shall be by overnight courier, certified, or first class mail.

5.9

Notwithstanding any prior revocation, termination, surrender, or discharge of this Agreement in whole or in part, the effectiveness of this Agreement shall automatically continue or be reinstated in the event that any payment received or credit given by Agent or the Lenders in respect of the Obligations is returned, disgorged, or rescinded under any applicable law, including, without limitation, bankruptcy or insolvency laws, in which case this Agreement shall be enforceable against Debtor as if the returned, disgorged, or rescinded payment or credit had not been received or given by Agent, and whether or not Agent or any Lender relied upon this payment or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Agreement, Debtor agrees upon demand by Agent to execute and deliver to Agent those documents which Agent reasonably determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of Debtor to do so shall not affect in any way the reinstatement or continuation.

5.10

This Agreement and all the rights and remedies of Agent and the Lenders under this Agreement shall inure to the benefit of Agent’s and the Lenders’ successors and assigns and to any other holder who derives from Agent title to or an interest in the Obligations or any portion of it, and shall bind Debtor and the heirs, legal representatives, successors, and assigns of Debtor. Nothing in this Section 5.10 is deemed a consent by Agent to any assignment by Debtor.

5.11

If there is more than one Debtor, all undertakings, warranties and covenants made by Debtor and all rights, powers and authorities given to or conferred upon Agent are made or given jointly and severally.

5.12

Except as otherwise provided in this Agreement, all terms in this Agreement have the meanings assigned to them in Article 9 (or, absent definition in Article 9, in any other Article) of the Uniform Commercial Code as those meanings may be amended, revised or replaced from time to time. “Uniform Commercial Code” means the Texas Business and Commerce Code as amended, revised or replaced from time to time. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the Uniform Commercial Code have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the Uniform Commercial Code in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning. If the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein

PLEDGE AND SECURITY AGREEMENT

more narrowly, or less inclusively, than the Uniform Commercial Code in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

5.13

No single or partial exercise, or delay in the exercise, of any right or power under this Agreement, shall preclude other or further exercise of the rights and powers under this Agreement. The unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. This Agreement constitutes the entire agreement of Debtor and Agent with respect to the subject matter of this Agreement. No amendment or modification of this Agreement shall be effective unless the same shall be in writing and signed by Debtor and an authorized officer of Agent. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

5.14

To the extent that any of the Obligations is payable upon demand, nothing contained in this Agreement shall modify the terms and conditions of the Obligations nor shall anything contained in this Agreement prevent Agent from making demand, without notice and with or without reason, for immediate payment of any or all of the Obligations at any time(s), whether or not an Event of Default has occurred.

5.15

Debtor represents and warrants that Debtor’s exact name is the name set forth in this Agreement. Debtor further represents and warrants the following and agrees that Debtor is, and at all times shall be, located in the following place:

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Debtor, Matador Resources Company, is a registered organization which is organized under the laws of one of the states comprising the United States (e.g. corporation, limited partnership, registered limited liability partnership or limited liability company), and Debtor is located (as determined pursuant to the Uniform Commercial Code) in the state under the laws of which it was organized, which is: Texas.

5.16	A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement under the Uniform Commercial Code and may be filed by Agent in any filing office.

5.17

This Agreement shall be terminated only upon the payment in full of the non-contingent Obligations, the termination of any continuing commitment of the Lenders under the Credit Agreement to make additional Loans thereunder and the termination or expiration of all outstanding Letters of Credit, but the obligations contained in Section 2.14 of this Agreement shall survive termination. Upon termination of this Agreement, upon reasonable request by Debtor, Agent shall

PLEDGE AND SECURITY AGREEMENT

promptly execute, deliver and file (to the extent necessary) termination statements and other instruments to evidence release of the liens and security interests created hereunder and return to Debtor any of the Collateral in its possession.

5.18

Debtor agrees to reimburse the Agent upon demand for any and all reasonable costs and expenses (including, without limit, court costs, legal expenses and reasonable attorneys’ fees, whether or not suit is instituted and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in enforcing or attempting to enforce this Agreement or in exercising or attempting to exercise any right or remedy under this Agreement or incurred in any other matter or proceeding relating to this Security Agreement.

6.

THIS WRITTEN LOAN AGREEMENT (AS DEFINED BY SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE FOLLOWS.]

PLEDGE AND SECURITY AGREEMENT

DEBTOR:	AGENT:

MATADOR RESOURCES COMPANY	COMERICA BANK

By:	By:

Signature of:	Signature of:
Its	Its

Address of Debtor:

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

PLEDGE AND SECURITY AGREEMENT

SCHEDULE 1

The Subsidiaries

MRC Permian Company, a Texas corporation

Matador Production Company, a Texas corporation

Longwood Gathering and Disposal Systems GP, Inc., a Texas corporation

Longwood Gathering and Disposal Systems, LP, a Texas limited partnership

MRC Rockies Company, a Texas corporation

Matador Holdco, Inc., a Texas corporation

Matador Merger Co., a Texas corporation

PLEDGE AND SECURITY AGREEMENT

EXHIBIT A

1.	Certificate #1 for 1,000 shares of common capital stock of MRC Permian Company, a Texas corporation, in the name of Matador Resources Company.

2.	Certificate #001 for 1,000 shares of common capital stock of Matador Production Company, a Texas corporation, in the name of Matador Resources Company.

3.	Certificate #1 for 1,000 shares of common capital stock of Longwood Gathering and Disposal Systems GP, Inc., a Texas corporation, in the name of Matador Resources Company.

4.	Certificate #1 for 1,000 shares of common capital stock of MRC Rockies Company, a Texas corporation, in the name of Matador Resources Company.

PLEDGE AND SECURITY AGREEMENT– Exhibit A

EXHIBIT G

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Credit Agreement, dated as of May 19, 2011 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Matador Resources Company, a Texas corporation (the “Borrower”), the Lenders named therein, Comerica Bank as agent for the Lenders (in such capacity, the “Agent”), and Comerica Bank as Issuing Lender. Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Loan Agreement with respect to those credit facilities contained in the Loan Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”), collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument, document or collateral furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Loan Agreement, together with copies of the Financial Statements delivered pursuant to Section 11(a)

EXHIBIT G – Page 1

thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.

4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance by it and recording by the Agent pursuant to the Loan Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Agent, be earlier than five Business Days after the date of such acceptance and recording by the Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement.

7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

EXHIBIT G – Page 2

Schedule 1 to Assignment and Acceptance relating to

the Credit Agreement,

dated as of May 19, 2011, among

Matador Resources Company,

the several lenders from time to time parties thereto (the “Lenders”),

Comerica Bank, as Agent for the Lenders,

and Comerica Bank, as Issuing Lender.

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned		Commitment Percentage Assigned		Term Loan Percentage Assigned
Revolving Loans	$	__________	__________	%
Term Loan	$	__________			__________	%

[Name of Assignee]	[Name of Assignor]

By:	By:
Name:	Name:
Title:	Title:

[Consented to and] Accepted for Recording in the Register:

Comerica Bank as Agent

By:
Title:

[Consented to:

MATADOR RESOURCES COMPANY

By:
Title:

EXHIBIT G – Page 3

EXHIBIT H

UNCONDITIONAL GUARANTY

1. The undersigned, MRC Permian Company, a Texas corporation, Matador Production Company, a Texas corporation, Longwood Gathering and Disposal Systems GP, Inc., a Texas corporation, Longwood Gathering and Disposal Systems, LP, a Texas limited partnership, and MRC Rockies Company, a Texas corporation (individually, a “Guarantor” and collectively, the “Guarantors”), whose address is 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, hereby jointly and severally, irrevocably, unconditionally and absolutely guarantee in favor of Comerica Bank, as agent (in such capacity, “Agent”) for the Lenders and Issuing Lender from time to time parties to that certain Amended and Restated Credit Agreement, dated as of May 19, 2011, among Matador Resources Company, a Texas corporation (“Borrower”), the Lenders named therein, Comerica Bank, as Agent and Comerica Bank, as Issuing Lender (as the same may be amended, restated, renewed, extended, supplemented, or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement), their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance when due, after the expiration of any applicable cure period under the Credit Agreement, if any, of all Guaranteed Obligations (as herein defined).

As used herein, “Guaranteed Obligations” means all obligations, interest (including any interest which, but for the application of the provisions of the United States Bankruptcy Code, would have accrued on amounts owed by the Borrower), principal, fees, expenses (including, without limitation, the reasonable attorneys’ fees of Agent, the Lenders and Issuing Lender) and other amounts now or hereafter owing by the Borrower to the Lenders and Issuing Lender, including, without limitation, (i) all obligations and liabilities incurred pursuant to, or arising in connection with, the Credit Agreement, (ii) all obligations, liabilities and indebtedness represented or evidenced by any promissory note executed pursuant to the Credit Agreement and any renewal, extension, modification, increase or substitution thereof, (iii) all reimbursement obligations arising with respect to any and all letters of credit issued by Issuing Lender and (iv) any and all losses, costs, expenses, and damages suffered or incurred by Agent, the Lenders or Issuing Lender as a consequence of the Borrower’s becoming the subject of a proceeding pursuant to, whether voluntarily or involuntarily, the United States Bankruptcy Code, as amended. This is a joint and several, irrevocable, unconditional and continuing guaranty of payment, and not a guaranty of collection, and Agent, the Lenders or Issuing Lender may enforce each Guarantor’s obligations hereunder without first suing or enforcing its rights or remedies against the Borrower or any other Guarantor or obligor or enforcing or collecting any present or future collateral security for the Guaranteed Obligations. Notwithstanding anything herein or in any other Loan Document to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, “Fraudulent Transfer Laws”), the obligations of any Guarantor under this Section 1 would otherwise, after giving effect to (y) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in

EXHIBIT H – Page 1

respect of intercompany Debt to the Borrower to the extent that such Debt would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (z) the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable requirements of law, (ii) Section 10 hereof or (iii) any other contractual obligations providing for an equitable allocation among such Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guaranty or other guaranties of the Guaranteed Obligations by such parties, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 1, then the amount of such liability shall, without any further action by such Guarantor, any Lender, Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

2. Payment of any sum or sums due to Agent, the Lenders or Issuing Lender hereunder will be made by each Guarantor immediately upon demand by Agent. Each Guarantor agrees that its obligation hereunder shall not be discharged or impaired in any respect by reason of any failure by Agent to perfect, or continue perfection of, any Lien or security interest in any security or any delay by Agent in perfecting any such Lien or security interest.

3. Each Guarantor hereby waives (a) notice of acceptance of this Guaranty, (b) notice of the extension of credit by the Lenders or Issuing Lender to the Borrower, (c) notice of the occurrence of any breach or default by the Borrower in respect of the Guaranteed Obligations, (d) notice of the sale or foreclosure on any collateral for the Guaranteed Obligations, (e) notice of the transfer of any part or all of the Guaranteed Obligations to any third party, (f) demand for payment, presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and (g) all other notices.

4. Each Guarantor hereby consents and agrees to, and acknowledges that its obligations hereunder shall not be released or discharged by, the following: (a) the renewal, extension, modification, increase, amendment or alteration of the Credit Agreement, the Guaranteed Obligations or any related document or instrument; (b) any forbearance, waiver, extension or compromise granted to the Borrower by the Lenders or Issuing Lender; (c) the insolvency, bankruptcy, liquidation or dissolution of the Borrower or any other Guarantor or obligor; (d) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations; (e) the full or partial release of the Borrower, any other Guarantor or obligor; (f) the release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful; unreasonable or unjustifiable impairment) of any collateral for the Guaranteed Obligations; (g) the failure of Agent, Lender or Issuing Lender to properly obtain, perfect or preserve any security interest or Lien in any such collateral; (h) the failure of Agent, Lender or Issuing Lender to exercise diligence, commercial reasonableness or reasonable care in the preservation, enforcement or sale of any such collateral; (i) the time for the Borrower’s performance of or compliance with any covenant or agreement contained in the Credit Agreement or any other Loan Document may be extended or such performance or compliance may be waived; and (j) any other act or omission of Agent, the Lenders, Issuing Lender, the Borrower or any other Person or any other circumstance which would otherwise constitute or create a legal or equitable defense in favor of any Guarantor.

EXHIBIT H – Page 2

5. Each Guarantor hereby waives any rights of subrogation, reimbursement, indemnity, or contribution which he may have as a result of paying the Guaranteed Obligations until all of the Guaranteed Obligations have been paid in full in cash.

6. Each Guarantor represents and warrants that (a) it has received or will receive direct or indirect benefit from the making of this Guaranty and the creation of the Guaranteed Obligations; (b) each Guarantor is familiar with the financial condition of the Borrower and the value of any collateral security for the Guaranteed Obligations; (c) neither Agent, the Lenders nor Issuing Lender has made any representations to any Guarantor in order to induce such Guarantor to execute this Guaranty; (d) as of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, each Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed his obligations, liabilities and debts; (e) to the best of its knowledge and belief, the execution, delivery and performance by each Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which such Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, Lien, or any contract, agreement or other instrument to which such Guarantor is a party or which may be applicable to such Guarantor or any of its assets; (f) this Guaranty is a legal and binding obligation of each Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights; and (g) all representations and warranties made by each Guarantor herein shall survive the execution hereof.

7. Each Guarantor hereby acknowledges that any Guarantor’s termination or disposition of any ownership interest in the Borrower shall not alter, affect or in any way limit the obligations of such Guarantor hereunder.

8. In the event the Borrower is a corporation, joint stock association or partnership, or is hereafter incorporated, if the indebtedness at any time hereafter exceeds the amount permitted by law, or the Borrower is not liable because the act of creating the obligation is ultra vires, or the officers or persons creating same acted in excess of their authority, and for these reasons any part of the Guaranteed Obligations cannot be enforced against the Borrower, such fact shall in no manner affect any Guarantor’s liability hereunder; but each Guarantor shall be liable hereunder, notwithstanding any finding that the Borrower is not liable for part or all of the Guaranteed Obligations, and to the same extent as such Guarantor would have been if the Guaranteed Obligations had been enforceable against the Borrower.

9. In the event of a default in the payment or performance of all or any part of the Guaranteed Obligations when such Guaranteed Obligations become due, whether by its terms, by acceleration or otherwise, each Guarantor shall, upon demand, promptly pay the amount due thereon to Agent, in lawful money of the United States, at Agent’s address set forth in the Credit Agreement. One or more successive or concurrent actions may be brought against any Guarantor, either in the same action in which the Borrower is sued or in separate actions, as often as Agent deems advisable. Suit may be brought or demand may be made against all parties who have signed this Guaranty or any other guaranty in favor of Agent covering all or any part of the Guaranteed Obligations, or against any one or more of them, separately or together, without

EXHIBIT H – Page 3

impairing the rights of Agent against any party hereto. The exercise by Agent of any right or remedy under this Guaranty or under any other agreement or instrument, at law, in equity or otherwise, shall not preclude concurrent or subsequent exercise of any other right or remedy. No delay on the part of Agent in exercising any right hereunder or failure to exercise the same shall operate as a waiver of such right. In no event shall any waiver of the provisions of this Guaranty be effective unless the same be in writing and signed by Agent, and then only in the specific instance and for the purpose given. The books and records of Agent, the Lenders and Issuing Lender shall be admissible in evidence in any action or proceeding involving this Guaranty and shall be prima facie evidence of the payments made on, and the outstanding balance of, the Guaranteed Obligations.

10. To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and the Letters of Credit and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought. Notwithstanding anything to the contrary, each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing its guaranty herein or affecting the rights and remedies of the Guarantors hereunder. This Section 10 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay to the Lenders the Guaranteed Obligations as and when the same shall become due and payable in accordance with the terms hereof.

11. If Agent, the Lenders or Issuing Lender must rescind or restore any payment, or any part thereof, received by Agent, the Lenders or Issuing Lender in satisfaction of any part of the Guaranteed Obligations, any prior release or discharge from the terms of this Guaranty given to any Guarantor by Agent shall be without effect, and this Guaranty shall be reinstated and remain in full force and effect. It is the intention of the Borrower and each Guarantor that such Guarantor’s obligations hereunder shall not be discharged except by Guarantors’ indefeasible performance of such obligations and then only to the extent of such performance.

12. All notices shall be given as provided by the terms of the Credit Agreement and to the addresses for notices set forth in the Credit Agreement.

13. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, transferees, endorsees and legal representatives.

14. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

15. This Guaranty embodies the entire agreement between the parties hereto, and supersedes all prior agreements, conditions and understandings, if any, related to the subject

EXHIBIT H – Page 4

matter hereof. This Guaranty may be amended only by a written instrument executed by Guarantors and Agent. The substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Guaranty. For purposes of litigation pertaining to this Guaranty, each Guarantor hereby irrevocably consents and submits to the exclusive personal jurisdiction of state and federal courts located in the State of Texas. Each Guarantor and Agent each agree that Dallas County, Texas, is a convenient forum in which to decide any dispute related to this Guaranty or the Credit Agreement and agrees that all actions pertaining to this Guaranty and the Credit Agreement shall be brought in Dallas County, Texas. In addition to the obligation of each Guarantor set forth in Section 1 hereof, such Guarantor shall pay to Agent, the Lenders or Issuing Lender all costs and expenses (including court costs and reasonable attorneys’ fees) incurred by any of Agent, the Lenders or Issuing Lender in the preservation or enforcement of its rights and remedies hereunder.

16. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

EXECUTED this                     ,             .

GUARANTORS:

MRC PERMIAN COMPANY

By:
Name:
Title:

MATADOR PRODUCTION COMPANY

By:
Name:
Title:

LONGWOOD GATHERING AND DISPOSAL SYSTEMS GP, INC.

By:
Name:
Title:

EXHIBIT H – Page 5

LONGWOOD GATHERING AND DISPOSAL SYSTEMS, LP

By:	Longwood Gathering and Disposal Systems GP, Inc., its General Partner

By:
Name:
Title:

MRC ROCKIES COMPANY

By:
Name:
Title:

EXHIBIT H – Page 6

EXHIBIT I

FORM OF BORROWING, CONVERSION

AND CONTINUATION NOTICE

Date:                     ,

To:	Comerica Bank, as Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of May 19, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Matador Resources Company, a Texas corporation (the “Borrower”), the Lenders from time to time party thereto, and Comerica Bank, as Agent.

The undersigned hereby requests (select one):

☐	A borrowing of Revolving Loans ☐ A conversion or continuation of Revolving Loans

1.	For a Base Rate Loan, on (a Business Day).

2.	For a Eurodollar Loan, on (a Business Day).

2.	For a Base Rate Loan, in the amount of $ .

3.	For a Eurodollar Loan, in the amount of $ .

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The borrowing under the Revolving Credit Commitments, if any, requested herein complies with the provisos to the first sentence of Section 2(a) of the Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit I – Page 1

MATADOR RESOURCES COMPANY

By:
Name:
Title:

Exhibit I – Page 2

EXHIBIT J

FORM OF TERM LOAN RATE REQUEST

Date:                     ,

To:	Comerica Bank, as Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of May 19, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Matador Resources Company, a Texas corporation (the “Borrower”), the Lenders from time to time party thereto, and Comerica Bank, as Agent.

The undersigned hereby requests:

Date of continuation of Advance of Term Loan:

Amount of Advance of Term Loan: $

Interest Period:                      months (insert 1, 2, 3, 6 or 12)

[SIGNATURE PAGE FOLLOWS]

Exhibit J – Page 1

MATADOR RESOURCES COMPANY

By:
Name:
Title:

Exhibit J – Page 2